UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Alexandria Real Estate Equities, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[ THIS PAGE INTENTIONALLY LEFT BLANK ]

Alexandria Real Estate Equities, Inc.

Notice of 2017 Annual Meeting of Stockholders and Proxy Statement

ALEXANDRIA® | Building the Future of Life-Changing Innovation™

ALEXANDRIA CORE VALUES

Our core values have a direct and very positive effect on the success of the Company. Alexandria embraces a culture defined by professionalism, humility, and teamwork. We believe that everyone at Alexandria has an impact on the quality of people's lives through our differentiated real estate platform, venture investments, thought leadership programs, and corporate social responsibility practices.

LIFE-CHANGING INNOVATION

We create vibrant ecosystems with dynamic campuses that enable our tenants to develop innovative solutions that advance human health and improve the way people live.

TRANSPARENCY & INTEGRITY

We deliver transparent reporting and effective communications to our stakeholders. We believe our integrity fosters confidence in our business.

TALENT & DIVERSITY

We invest in talented, passionate, and driven professionals to build a culture of creativity and collaboration. We support our diverse team and value each member's expertise across their respective fields.

EFFICIENCY & SUSTAINABILITY

We aim to maximize the operational efficiency of our properties to provide our tenants with highly productive and sustainable work environments that support their success.

PURSUIT OF EXCELLENCE

We uphold the highest standards of excellence in the interest of our tenants, our global network, our stakeholders, and ourselves.

COMMUNITY ENGAGEMENT

We engage our team members across the country to work together to improve the health and vitality of the local communities where we live and work. We are committed to corporate giving and community volunteerism.

2017 Proxy Statement	i

April 7, 2017

Dear Stockholder:

You are invited to attend the 2017 Annual Meeting of Stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), to be held on Tuesday, May 9, 2017, at The Peninsula Beverly Hills, 9882 South Santa Monica Boulevard, Beverly Hills, California 90212, at 11:00 a.m., Pacific Daylight Time (the “2017 Annual Meeting”).

At the 2017 Annual Meeting, you will be asked to elect seven directors; vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of our named executive officers; vote upon, on a non-binding, advisory basis, the frequency of future non-binding, advisory stockholder votes on the compensation of our named executive officers; vote to approve an amendment of our charter to increase the number of shares of common stock that we are authorized to issue from 100,000,000 to 200,000,000 shares; and vote upon the ratification of the appointment by the Audit Committee of our Board of Directors of Ernst & Young LLP to serve as our independent registered public accountants for our fiscal year ending December 31, 2017. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe these matters. We urge you to read this information carefully.

Your Board of Directors unanimously believes that election of its nominees as directors; approval, on a non-binding, advisory basis, of the compensation of our named executive officers; approval, on a non-binding, advisory basis, of the frequency of future non-binding, advisory stockholder votes on the compensation of our named executive officers on an annual basis; amendment of our charter to increase the number of shares of common stock that we are authorized to issue from 100,000,000 to 200,000,000 shares; and ratification of the appointment of our independent registered public accountants are in our best interests. Accordingly, the Board of Directors recommends a vote FOR the election of our seven directors; FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; FOR the approval, on a non-binding, advisory basis, of establishing “one year” as the preferred frequency of future non-binding, advisory stockholder votes on the compensation of our named executive officers; FOR the amendment of our charter to increase the number of shares of common stock that we are authorized to issue from 100,000,000 to 200,000,000 shares; and FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants.

In addition to the formal business to be transacted at the meeting, management will report on the progress of our business and respond to comments and questions of general interest to stockholders.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, it is important that your shares be represented and voted. You may authorize a proxy to vote your shares by completing the accompanying proxy card or by giving your proxy authorization via telephone or the Internet. Please read the instructions on the accompanying proxy card for details on giving your proxy authorization via telephone or the Internet.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY AUTHORIZING A PROXY VIA TELEPHONE OR THE INTERNET, YOU AUTHORIZE THE PROXY HOLDERS TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE 2017 ANNUAL MEETING, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.

Sincerely,

Joel S. Marcus
Chairman of the Board, Chief Executive Officer, and Founder

2017 Proxy Statement	ii

Total Shareholder Return(1) Alexandria’s IPO – December 31, 2016(2) 1,098%	Alexandria Joined S&P 500 March 20, 2017

Total Stockholder Return(1) Three Years Ended December 31, 2016	Funds From Operations Per Share(3)

Net Asset Value Per Share(4)	Common Stock Dividends Per Share

(1)	Assumes reinvestment of dividends.
(2)	TSR from Alexandria’s IPO, priced on May 27, 1997, to December 31, 2016. Source: Bloomberg.
(3)
Represents funds from operations per share – diluted, as adjusted. For information on the Company’s funds from operations, including definitions and a reconciliation to the most directly comparable GAAP measure, see Item 6 and “Non-GAAP Measures” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(4)
Based on average net asset value estimates for each year presented from Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., J.P. Morgan Securities LLC., and UBS Securities LLC.

2017 Proxy Statement	iii

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date and Time:	Tuesday, May 9, 2017, at 11:00 a.m., Pacific Daylight Time

Place:	The Peninsula Beverly Hills, 9882 South Santa Monica Boulevard, Beverly Hills, California 90212

Items of Business:
1.    To elect seven directors from the following seven nominees: Joel S. Marcus, Steven R. Hash, John L. Atkins, III, Ambassador James P. Cain, Maria S. Freire, Ph.D., Richard H. Klein, and James H. Richardson, to serve until the next annual meeting of stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), and until their successors are duly elected and qualify.

2.    To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers, as described in the Proxy Statement for the 2017 Annual Meeting.

3. To consider and vote upon, on a non-binding, advisory basis, the frequency of future non-binding, advisory stockholder votes on the compensation of the Company’s named executive officers.

4.    To consider and vote upon an amendment of the Company’s charter to increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares and make a corresponding increase in the aggregate par value of the Company’s authorized shares of stock.

5. To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017.

6. To transact such other business as may properly come before the 2017 Annual Meeting, or any postponement or adjournment thereof.

Record Date:
The Board of Directors of the Company (the ‘‘Board of Directors’’) has fixed the close of business on March 31, 2017, as the record date for the determination of stockholders entitled to notice of and to vote at the 2017 Annual Meeting, or any postponement or adjournment thereof.

By Order of the Board of Directors

Jennifer J. Banks Secretary
Pasadena, California
April 7, 2017

2017 Proxy Statement	iv

[ THIS PAGE INTENTIONALLY LEFT BLANK ]

2017 Proxy Statement	v

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1
GENERAL INFORMATION	5
PROPOSAL 1 — ELECTION OF DIRECTORS	7
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS	8
Background of Directors	8
Background of Executive Officers	11
Director Independence	13
Information on Board of Directors and Its Committees	13
2016 Director Compensation Table	19
PROPOSAL 2 — NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION	20
EXECUTIVE COMPENSATION	21
Compensation Committee Report on Executive Compensation	21
COMPENSATION DISCUSSION AND ANALYSIS	21
EXECUTIVE SUMMARY OF COMPENSATION DISCUSSION AND ANALYSIS	22
Why You Should Vote for Our 2017 Say-On-Pay Proposal	22
2016 Strategic Goals and Results	23
Significant and Proactive Stockholder Engagement	24
Changes to Compensation Programs as a Result of Stockholder Engagement	25
Executive Compensation Governance Highlights	25
Compensation Tables and Related Narrative	51
Potential Payments upon Termination or Change in Control	57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	60
PROPOSAL 3 — NON-BINDING, ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTES	62
PROPOSAL 4 — APPROVAL OF THE AMENDMENT OF THE COMPANY’S CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000 SHARES	63
PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	65
OTHER INFORMATION	66
Annual Report on Form 10-K and Financial Statements and Committee and Corporate Governance Materials of the Company	66
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on Tuesday, May 9, 2017	66
Corporate Governance Guidelines and Code of Ethics	66
Stockholder Proposals for the Company’s 2018 Annual Meeting	66
Communicating with the Board	67
Other Information and Other Matters	67

2017 Proxy Statement	vi

ALEXANDRIA REAL ESTATE EQUITIES, INC.
385 East Colorado Boulevard, Suite 299
Pasadena, California 91101

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting or authorizing your proxy to vote for you. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company,” “we,” “our,” “us,” or “Alexandria”), on or about April 7, 2017.

2017 Annual Meeting

Date and Time:	Tuesday, May 9, 2017, at 11:00 a.m., Pacific Daylight Time

Place:	The Peninsula Beverly Hills, 9882 South Santa Monica Boulevard, Beverly Hills, California 90212

Voting:
Only holders of record of the Company’s common stock, $0.01 par value per share (the “Common Stock”), as of the close of business on March 31, 2017, the record date, will be entitled to notice of and entitled to vote at the 2017 Annual Meeting. Each share of Common Stock entitles its holder to one vote.

Proposals and Board Recommendations

Proposal	Board Recommendation	For More Information
1. Election of directors	“FOR” all nominees	Page 7
2. A resolution to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers	“FOR”	Page 20
3. A resolution to approve, on a non-binding, advisory basis, the frequency of future non-binding advisory stockholder votes on the compensation of the Company’s named executive officers	“FOR” 1 year	Page 62
4. A resolution to approve an amendment of the Company’s charter to increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares	“FOR”	Page 63
5. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017	“FOR”	Page 65

How to Cast Your Vote

You may vote by any of the following methods:

Internet until 11:59 p.m. EDT on May 8, 2017 Beneficial Owners www.proxyvote.com Registered Stockholders www.voteproxy.com	Mail Sign, date, and mail your proxy card or voting instructions card in the envelope provided as soon as possible.

Phone until 11:59 p.m. EDT on May 8, 2017 Beneficial Owners 800-579-1639 Registered Stockholders 800-776-9437
In Person
Beneficial Owners
Admission is based on proof of ownership, such as a recent brokerage statement, and voting requires a valid “legal proxy" signed by the holder of record.
Registered Stockholders
Attend and vote your shares in person.

2017 Proxy Statement	1

2017 PROXY STATEMENT SUMMARY (continued)

Overview
Over 22 years ago in 1994, the Company’s founder and Chief Executive Officer, Joel S. Marcus, led the formation, financing, development, personnel recruitment, and operations of this highly sophisticated niche real estate company. During this time, under Mr. Marcus’s leadership and vision, the Company’s strategy has focused on developing and implementing its unique and successful business model and has generated long-term value and growth in net asset value, as well as strong long-term results. Alexandria is an urban office real estate investment trust (“REIT”) uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, with a total market capitalization of $14.2 billion and an asset base in North America of 25.2 million square feet as of December 31, 2016. The asset base in North America includes 19.9 million rentable square feet of operating properties and development and redevelopment of new Class A properties (under construction or pre-construction), and an additional 5.3 million square feet of future ground-up development projects. Alexandria pioneered this niche in 1994 as a garage startup with a business plan and $19 million in seed capital and has since established the premier brand and franchise with a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle Park. Alexandria is known for its high-quality and diverse investment-grade tenant base. Alexandria has a long standing and proven track record of developing Class A assets clustered in urban life science and technology campuses that provide its innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and to inspire productivity, efficiency, creativity, and success. We believe these advantages result in higher occupancy levels, longer lease terms, higher rental income, higher returns, and greater long-term asset value.

Board Nominees (page 7)
The following table provides information about the seven candidates who have been nominated for election to our Board of Directors:

Name	Age	Director Since	Independence Status (1)	Occupation	Committee Memberships
					AC	CC	NG	ST
Joel S. Marcus	69	1994	No (Employed by the Company)	Chairman of the Board, Chief Executive Officer, and Founder of the Company	—	—	—	M
Steven R. Hash (2)	52	2013	Yes	President and Chief Operating Officer of Renaissance Macro Research, LLC	M,F	C	M	—
John L. Atkins, III	73	2007	Yes	Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA	—	M	C	—
James P. Cain	59	2015	Yes	Managing Partner of Cain Global Partners, LLC	—	—	M	M
Maria C. Freire, Ph.D.	63	2012	Yes	President and Executive Director of the Foundation for National Institutes of Health	M	—	M	C
Richard H. Klein	61	2003	Yes	Chief Financial Officer of Industrial Realty Group, LLC	C,F	M	M	—
James H. Richardson	57	1999	No (Former President of the Company)	Senior Management Consultant to the Company	—	—	—	M

(1)	Independence is determined by the Board of Directors in accordance with the applicable New York Stock Exchange listing standards.

(2)	Lead Director of the Company.

AC	Audit Committee	C	Committee Chair
CC	Compensation Committee	M	Committee Member
NG	Nominating & Governance Committee	F	Audit Committee Financial Expert
ST	Science & Technology Committee

Each of our directors attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors during such director's term of service in 2016 and (ii) each committee during the period in 2016, for which such director served as a member.

2017 Proxy Statement	2

2017 PROXY STATEMENT SUMMARY (continued)

Experience/Qualifications	Joel S. Marcus	Steven R. Hash	John L. Atkins, III	James P. Cain	Maria C. Freire	Richard H. Klein	James H. Richardson
Business Leadership	✓	✓	✓	✓	✓	✓	✓
REIT/Real Estate	✓	✓	✓			✓	✓
Life Science	✓		✓		✓		✓
Financial/Investment	✓	✓		✓		✓	✓
Risk Oversight/Management	✓	✓	✓	✓	✓	✓	✓

Corporate Governance Highlights

✓	Annual Election of All Directors
✓	No Stockholder Rights Plan
✓	Majority Voting in Uncontested Elections of Directors
✓	Anti-Hedging and Anti-Pledging Policies

✓	Independent Lead Director with Significant Governance Responsibilities
✓	Independent Directors Who Conduct Annual Review of CEO and Company Performance
✓	Independent Directors Who Meet Regularly in Executive Sessions

Executive Compensation Governance Highlights

What We Do
✓	Follow an Executive Compensation Program Designed to Align Pay with Performance	✓	Prohibit Hedging and Restrict Pledging of Company Stock
✓	Conduct an Annual Say-on-Pay Vote	✓	Mitigate Inappropriate Risk Taking
✓	Employ a Clawback Policy	✓	Utilize Stock Ownership Guidelines and Holding Periods
✓	Grant Performance-Based Equity Awards to Named Executive Officers with Rigorous Performance Goals	✓	Include Double-Trigger Change-in-Control Provision in 1997 Incentive Plan and All Equity Awards Granted to All NEOs (CEO Starting in 2015 and Other NEOs Starting in 2016)
✓	Seek Input from, Listen to and Respond to Stockholders

What We Do Not Do
✗	Provide Tax Gross-Ups	✗	Provide Guaranteed Bonuses
✗	Provide Excessive Perquisites	✗	Provide Excessive Change-in-Control or Severance Payments
✗	Reprice Stock Options

Say-on-Pay Vote (page #SectionPage#)
This proposal seeks stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“NEOs”). See page 22 for an explanation of why you should vote for this proposal. After receiving significant support from our stockholders on our 2016 say-on-pay proposal with respect to the 2015 NEO compensation — approximately 80% of the votes cast were in favor of the proposal, indicating strong support for our executive compensation programs — in 2016, we continued our outreach efforts, including meeting with every stockholder holding more than 1% of our common stock as of the record date who voted against our 2016 say-on-pay proposal. The chair of our Compensation Committee led these meetings. In addition, we held over 250 meetings with stockholders in 2016, covering a variety of topics, including business trends and strategy, key drivers of growth, corporate governance matters, and our executive compensation programs.

Say-When-on-Pay Vote (page 62)
This proposal seeks stockholder approval, on a non-binding, advisory basis, of the frequency of future non-binding advisory stockholder votes on the compensation of the Company’s NEOs. Our Board of Directors has determined that allowing our stockholders to vote each year on a say-on-pay proposal is in the best interests of the Company.

2017 Proxy Statement	3

2017 PROXY STATEMENT SUMMARY (continued)

Approval of Amendment of Charter (page 63)
This proposal seeks stockholders’ approval of an amendment of the Company’s charter to increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares and to make a corresponding increase in the dollar amount of the aggregate par value of all of the Company’s authorized shares of common stock having par value.

Ratification of Auditors (page 65)
This proposal seeks stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017.

Description of Services	2016	2015
Audit Fees	$1,242,000	$1,131,000
Audit-Related Fees	—	—
Tax Fees	1,297,984	971,000
All Other Fees	3,000	3,000
Total	$2,542,984	$2,105,000

2017 Proxy Statement	4

GENERAL INFORMATION (continued)

ALEXANDRIA REAL ESTATE EQUITIES, INC. 385 East Colorado Boulevard, Suite 299 Pasadena, California 91101
PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS to be held on
Tuesday, May 9, 2017

GENERAL INFORMATION

This Proxy Statement is provided to our stockholders to solicit proxies, on the form enclosed, for exercise at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 9, 2017, at The Peninsula Beverly Hills, 9882 South Santa Monica Boulevard, Beverly Hills, California 90212, at 11:00 a.m., Pacific Daylight Time, or any postponement or adjournment thereof. The Board of Directors knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 7, 2017.

At the annual meeting, stockholders will be asked:

1.
To elect seven directors from the following seven nominees: Joel S. Marcus, Steven R. Hash, John L. Atkins, III, Ambassador James P. Cain, Maria S. Freire, Ph.D., Richard H. Klein, and James H. Richardson, to serve until the Company’s next annual meeting of stockholders and until their successors are duly elected and qualify.

2.	To consider and vote upon, on a non-binding, advisory basis, a resolution to approve the compensation of the Company’s named executive officers, as described in this Proxy Statement.

3.	To consider and vote upon, on a non-binding, advisory basis, the frequency of future non-binding, advisory stockholder votes on the compensation of the Company’s named executive officers.

4.
To consider and vote upon a resolution to approve an amendment of the Company’s charter to increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares and make a corresponding increase in the aggregate par value of the Company’s authorized shares of stock.

5.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017.

6.	To transact such other business as may properly come before the annual meeting, or any postponement or adjournment thereof.

Solicitation

This solicitation is made by mail by the Board of Directors. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, by telephone, by fax, in person, or by other means, by the directors, officers, or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation. In addition, the Company has engaged Alliance Advisors, LLC, a firm specializing in proxy solicitation, to solicit proxies, and to assist in the distribution and collection of proxy materials, for an estimated fee of approximately $35,000. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

Voting Procedures

Only holders of common stock of record as of the close of business on March 31, 2017, the record date, will be entitled to notice of the annual meeting and entitled to vote at the annual meeting. A total of 91,073,397 shares of common stock were issued and outstanding as of the record date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

2017 Proxy Statement	5

GENERAL INFORMATION (continued)

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting will be necessary to constitute a quorum to transact business at the meeting. Stockholders who instruct their proxy to “abstain” on a matter will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, a nominee will be elected as a director only if such nominee receives the affirmative vote of a majority of the total votes cast “for” and/or withheld as to such nominee. The affirmative vote of a majority of the votes cast will be required to: adopt, on a non-binding, advisory basis, a resolution to approve the compensation of our NEOs and to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants. Abstentions and broker non-votes (proxies that are uninstructed on one or more proposals and are submitted by banks, brokers, or other nominees who lack discretionary authority to vote on a proposal, under applicable securities exchange rules, absent instructions from the beneficial owner of the shares of stock) will have no effect on the election of directors, the non-binding, advisory stockholder vote on the compensation of our NEOs or the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants. The resolution approving an amendment of the Company’s charter to increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares requires the affirmative vote of a majority of the votes entitled to be cast. For purposes of this vote, abstentions and broker non-votes will have the same effect as a vote against the approval of the charter amendment.

Stockholders will be able to specify one of three frequencies for the non-binding, advisory stockholder vote on the frequency of future non-binding advisory stockholder votes on the compensation of our NEO’s: one year, two years, or three years. This advisory vote on the frequency of future advisory stockholder votes on the compensation of our named executive officers is non-binding on the Company, the Board of Directors, and the Compensation Committee. Notwithstanding the recommendation of the Board of Directors and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis than the frequency receiving the most votes cast by our stockholders. In order for any of the three alternative frequencies to be approved, it must receive a majority of the votes cast on this proposal. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by the stockholders. For purposes of this non-binding advisory, stockholder vote, abstentions and broker non-votes will have no effect on the result of the vote.

Shares of common stock represented by a properly executed proxy on the form enclosed, or authorized via telephone or the Internet in accordance with instructions on such form, that are timely received by the Secretary of the Company and not revoked will be voted as instructed on the proxy. If no instruction is made on a properly authorized and returned proxy, the shares represented thereby will be voted FOR the election of each of the seven nominees for director named in this Proxy Statement; FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s NEOs; FOR the approval, on a non-binding, advisory basis, of establishing “one year” as the preferred frequency of future non-binding advisory stockholder votes on the compensation of the Company’s NEOs; FOR the approval of the amendment of the Company’s charter to increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares; and FOR the ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accountants of the Company. If any other matters properly come before the annual meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy in their discretion.

If you hold your shares of common stock “in street” name (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee on its voting instructions.

Revocability of Proxies

Stockholders may revoke a proxy at any time before the proxy is exercised. Stockholders of record may revoke a proxy by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company, by authorizing a later proxy via telephone or the Internet in accordance with the instructions on the enclosed form, or by voting in person at the annual meeting. Stockholders who own shares of common stock beneficially through a bank, broker, or other nominee should follow the instructions provided by their bank, broker, or other nominee to change their voting instructions.

2017 Proxy Statement	6

PROPOSAL 1 — ELECTION OF DIRECTORS

Stockholders will be asked at the annual meeting to elect seven directors who will constitute the full Board of Directors. Each elected director will hold office until the next annual meeting of stockholders and until the director’s successor is duly elected and qualifies. If, for any reason, any nominee becomes unavailable to serve — an event the Board of Directors does not anticipate — proxies will be voted for the election of the person, if any, designated by the Board of Directors to replace the unavailable nominee.

Stockholders may withhold authority to vote their shares for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY FOR ALL NOMINEES on the proxy card, or (ii) any one or more of the individual nominees by following the instructions on the proxy card or voting instruction card.

The following seven persons have been nominated by the Board of Directors for election to the Board of Directors: Joel S. Marcus, Steven R. Hash, John L. Atkins, III, Ambassador James P. Cain, Maria C. Freire, Ph.D., Richard H. Klein, and James H. Richardson. All the nominees are incumbent directors. Additional information about these nominees is provided in the table and biographical information that follows.

Required Vote and Board of Directors’ Recommendation

The majority of affirmative votes cast “FOR” and/or withheld as to a nominee for director at the annual meeting is required for the election of the nominee as a director.

The Board of Directors unanimously recommends a vote FOR each of the named nominees.

2017 Proxy Statement	7

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information concerning the nominees to the Board of Directors, all of whom are incumbent directors of the Company. The information presented below regarding each nominee’s specific experience, expertise, qualifications, attributes, and skills led the Board of Directors to the conclusion that he or she should serve as a director; additionally, the Company believes that all of its director nominees have reputations for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and its Board of Directors.

Name	Age	Position
Joel S. Marcus	69	Chairman of the Board, Chief Executive Officer, President, and Founder (23 years with the Company)
Steven R. Hash	52	Lead Director
John L. Atkins, III	73	Director
James P. Cain	59	Director
Maria C. Freire, Ph.D.	63	Director
Richard H. Klein	61	Director
James H. Richardson	57	Director

Background of Directors

Joel S. Marcus is the Chairman, Chief Executive Officer (“CEO”), President, and Founder of Alexandria Real Estate Equities, Inc. (NYSE:ARE), the largest and leading REIT uniquely focused on collaborative life science campuses in urban innovation cluster locations. Mr. Marcus co-founded Alexandria in 1994 as a garage startup with a business plan and $19 million in seed capital, and has led its growth into a publicly traded, investment-grade REIT. Alexandria has a total market capitalization of approximately $14.2 billion as of December 31, 2016, and significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland, and Research Triangle Park. Mr. Marcus also founded the renowned Alexandria Summit, an invitation-only gathering of the world's foremost visionaries from the biopharmaceutical, medical, academic, and financial philanthropic, advocacy, and government communities, to address the most critical global healthcare challenges. Prior to co-founding Alexandria, Mr. Marcus had an extensive law career specializing in corporate finance and capital markets, venture capital, and mergers and acquisitions, with a unique expertise in the biopharmaceutical industry. He was one of the principal architects of the Kirin-Amgen EPO joint venture in 1984. He was also formerly a practicing certified public accountant and tax manager with Arthur Young & Co., focusing on the financing and taxation of REITs. Mr. Marcus serves on the board of directors of Atara Biotherapeutics, Inc. (NASDAQ: ATRA), a clinical-stage biopharmaceutical company which completed its initial public offering in October 2014, Foundation for the National Institutes of Health (FNIH), and Intra-Cellular Therapies, Inc. (NASDAQ: ITCI). He also served as a director of Rexford Industrial Realty, Inc. (NYSE: REXR) from 2013 to January 2015. Mr. Marcus is a recipient of the Ernst & Young Entrepreneur of the Year Award (Los Angeles - Real Estate). He received his undergraduate and Juris Doctor degrees from the University of California, Los Angeles.

Mr. Marcus’s qualifications to serve on the Board of Directors include his more than 40 years of experience in the real estate and life science industries, including his 19 years of operating experience as the Company’s CEO, 23 years of experience as a director of the Company, and four years of experience prior to the Company’s initial public offering as the Company’s Chief Operating Officer. He was also Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors.

2017 Proxy Statement	8

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Steven R. Hash has served as a director since December 2013 and has served as Lead Director since March 2016. Mr. Hash is the President and Chief Operating Officer of Renaissance Macro Research, LLC, an equity research and trading firm focused on macro research in the investment strategy, economics, and Washington policy sectors, which he co-founded in 2012. Between 1993 and 2012, Mr. Hash held various leadership positions with Lehman Brothers (and its successor, Barclays Capital), including Global Head of Real Estate Investment Banking from 2006 to 2012, Chief Operating Officer of Global Investment Banking from 2008 to 2011, Director of Global Equity Research from 2003 to 2006, Director of U.S. Equity Research from 1999 to 2003, and Senior Equity Research Analyst from 1993 to 1999. From 1990 to 1993, Mr. Hash held various positions with Oppenheimer & Company’s Equity Research Department, including senior research analyst. He began his career in 1988 as an auditor for the accounting and consulting firm of Arthur Andersen & Co. He has served as a director of The Macerich Company (NYSE: MAC) since May 2015. Mr. Hash received a Bachelor of Arts degree in Business Administration from Loyola University and a Master of Business Administration degree from the Stern School of Business at New York University.

Mr. Hash’s qualifications to serve on the Board of Directors include his financial expertise and extensive knowledge of the real estate industry, which he acquired from various positions, including his former position as Global Head of Real Estate Investment Banking with Lehman Brothers (and its successor, Barclays Capital) and current position as President and Chief Operating Officer of Renaissance Macro Research, LLC.

John L. Atkins, III has served as a director since March 2007. Mr. Atkins, a licensed architect, is Chairman and Chief Executive Officer of O’Brien/Atkins Associates, PA, a multidisciplinary design services firm that he co-founded in Research Triangle Park, North Carolina, in 1975. Mr. Atkins has previously served as Chairman of the North Carolina Board of Architecture and was named an Emeritus Member of that board in 1988. Mr. Atkins was elevated in 1991 to the American Institute of Architects’ College of Fellows, an honor only 5% of architects receive. Mr. Atkins is immediate past Chairman of the North Carolina Biotechnology Center and currently serves as a Director and Executive Committee member. He is past Chairman of the North Carolina Railroad Company and is a director of the Kenan Institute for Engineering, Technology & Science, based at North Carolina State University. In 2005, Mr. Atkins was awarded the American Institute of Architects-North Carolina Chapter’s F. Carter Williams Gold Medal, the Chapter’s highest individual honor, in recognition of his distinguished career, and was named the 2005 College of Design’s Distinguished Alumnus by North Carolina State University. In 2003, Mr. Atkins also received the Watauga Medal, the highest nonacademic honor bestowed by North Carolina State University in honor of individuals who have made significant contributions to the university’s advancement. Mr. Atkins holds a Bachelor of Architecture degree from North Carolina State University and a Master of Regional Planning degree from the University of North Carolina at Chapel Hill.

Mr. Atkins’s qualifications to serve on the Board of Directors include his extensive knowledge and experience as a licensed architect and his experience as co-founder of a multidisciplinary design services firm with expertise in the site selection, design, and construction of life science buildings, as well as his broad management and business experience.

Ambassador James P. Cain has served as a director since December 2015. He is the managing partner of Cain Global Partners, LLC, a company that provides a vital link between the developed and emerging markets of the world by utilizing its network of diplomatic, political, and corporate resources. As a partner at Cain Global Partners, Ambassador Cain works with North American and European companies to expand their operations into international markets (such as Asia, Latin America, Eastern Europe, and the Middle East), as well as to support economic development and public policy interests. His career has spanned the fields of leadership, law, business, sports, and international diplomacy, and he has mastered the skills of building lasting relationships as well as strong ecosystems. Ambassador Cain’s unique combination of expertise and passion for business and leadership has been instrumental in his role in developing the Research Triangle Park innovation cluster. For 20 years, Ambassador Cain was a partner at the international law firm of Kilpatrick Townsend & Stockton LLP (formerly known as Kilpatrick Stockton), where he co-founded the firm’s Raleigh office in 1985. He continues to serve as counsel to Kilpatrick Townsend & Stockton. From 2000 to 2002, Ambassador Cain served as the president and chief operating officer of the NHL Carolina Hurricanes and their parent company, Gale Force Holdings. Later, during his tenure as the U.S. Ambassador to Denmark, a position for which he was nominated by President George W. Bush on June 30, 2005 (to serve until January 2009), Ambassador Cain called upon not only his leadership and relationship-building skills, but also his experience from his time working with the Carolina Hurricanes. As Ambassador, he oversaw the 13 agencies of the American government that composed the U.S. Embassy in Copenhagen, where he focused his energies on areas of national security, counter-terrorism, energy security, commerce, and investment. He received his Bachelor of Arts and Juris Doctor degrees from Wake Forest University.

Ambassador Cain’s qualifications to serve on the Board of Directors include his extensive leadership and relationship-building skills, which he acquired from various positions, including his current position as managing partner of Cain Global Partners, LLC, his former position as a partner at Kilpatrick Townsend & Stockton LLP and as the former U.S. Ambassador of Denmark, as well as his broad management, legal, and business experience.

2017 Proxy Statement	9

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Maria C. Freire, Ph.D., has served as a director since April 2012. In November 2012, Dr. Freire became the President and Executive Director, and a member of the Board of Directors, of the Foundation for the National Institutes of Health (“FNIH”), a Congressionally-authorized independent organization that draws together the world’s foremost researchers and resources in support of the mission of the National Institutes of Health (“NIH”). Prior to her appointment to the FNIH, Dr. Freire was the President and a member of the Board of Directors of the Albert and Mary Lasker Foundation, a non-profit organization that bestows the Lasker Awards in basic and clinical science and advocates for medical research. From 2001 to 2008, Dr. Freire served as President and Chief Executive Officer of the Global Alliance for TB Drug Development, a public-private partnership that develops better, faster-acting, and affordable drugs to fight tuberculosis. An expert in technology commercialization, she directed the Office of Technology Transfer at the NIH from 1995 to 2001 and served as a commissioner on the World Health Organization’s Commission on Intellectual Property Rights, Innovation and Public Health. Dr. Freire obtained her Bachelor of Science degree from the Universidad Peruana Cayetano Heredia in Lima, Peru, and her Ph.D. in Biophysics from the University of Virginia; she completed post graduate work in Immunology and Virology at the University of Virginia and the University of Tennessee. She was on the Science Board of the Food and Drug Administration (FDA) and a member of the Commission on a Global Health Risk Framework for the Future of the Institute of Medicine, among others. Her awards include the Department of Health and Human Services Secretary’s Award for Distinguished Service, the Arthur S. Flemming Award, and the Bayh-Dole Award. Dr. Freire is a member of the U.S. National Academy of Medicine and the Council on Foreign Relations.
Dr. Freire’s qualifications to serve on the Board of Directors include her technical scientific expertise and her broad base of experience in the pharmaceutical and biotechnology industries, including her extensive experience in technology commercialization and her involvement with a wide range of not-for-profit medical research organizations, universities, and government health organizations, including the NIH and the FDA. Dr. Freire’s involvement with these organizations provides her with a wealth of relationships in the medical research community as well as a user’s perspective on the needs of major research organizations in key industry sectors that make up the Company’s tenant base.

Richard H. Klein has served as a director since December 2003. Mr. Klein has a diverse background for more than 30 years as a senior advisor to a variety of domestic and international businesses, with a particular focus on real estate organizations. He currently serves as Chief Financial Officer of Industrial Realty Group, LLC, a privately held owner and developer of commercial and industrial properties with a 110 million square foot portfolio located throughout the United States. From 2012 to 2015, Mr. Klein served as an independent business consultant. In 2003, Mr. Klein founded Chefmakers Cooking Academy LLC, which provided culinary education services and experiences and for which he served as Chief Executive Officer through 2011. From 1984 to 2000, Mr. Klein was with Ernst & Young LLP, and a predecessor firm, Kenneth Leventhal & Company. From 1978 to 1983, Mr. Klein provided tax consulting and auditing services for PricewaterhouseCoopers LLP. At these firms, Mr. Klein served in a variety of capacities, including as partner in the REIT Advisory Practice, the Financial Restructuring and Insolvency Practice, and the Public Relations and Practice Development Department. Mr. Klein is a certified public accountant in the State of California. He received his Bachelor of Science degree in Accounting and Finance from the University of Southern California.

Mr. Klein’s qualifications to serve on the Board of Directors include his extensive experience and knowledge of the real estate industry and REITs in particular and the accounting and financial expertise he developed as a certified public accountant and partner of Ernst & Young LLP.

James H. Richardson has served the Company as a senior management consultant since February 2009, President of the Company from August 1998 to February 2009, a director since March 1999, and in other capacities from August 1997 to August 1998. Prior to joining the Company, Mr. Richardson held management and brokerage positions for nearly 15 years at CB Richard Ellis, Inc., a full-service provider of commercial real estate services. He was a top producer within the brokerage services group as well as a senior leader responsible for strategy and operations. During his time at CB Richard Ellis, Inc., Mr. Richardson was instrumental in the creation and development of the biosciences and corporate services practice groups. Mr. Richardson received his Bachelor of Arts degree in Economics from Claremont McKenna College.

Mr. Richardson’s qualifications to serve on the Board of Directors include his expertise in leasing, financing, strategic planning, operations, and other matters involving the life science and real estate industries, which he acquired in his more than 15 years of experience as President and a director of the Company and his previous nearly 15 years of experience in brokerage and management positions with CB Richard Ellis, Inc., a top-tier real estate services firm. He also currently serves in board and advisory positions for private real estate development and investment enterprises, as well as early-stage technology and product companies.

2017 Proxy Statement	10

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Background of Executive Officers

Name	Age	Position	Years with the Company
Joel S. Marcus	69	Chairman of the Board, Chief Executive Officer, and Founder	23
Dean A. Shigenaga	50	Chief Financial Officer, Executive Vice President, and Treasurer	16
Thomas J. Andrews	57	Executive Vice President – Regional Market Director – (Greater Boston)	17
Peter M. Moglia	50	Chief Investment Officer	19
Stephen A. Richardson	56	Chief Operating Officer and Regional Market Director – (San Francisco)	17
Daniel J. Ryan	51	Executive Vice President – Regional Market Director – (San Diego) & Strategic Operations	14	(1)

(1)    Including eight years with Veralliance Properties, Inc., certain assets of which were acquired by the Company in 2010.

Joel S. Marcus – See “Background of Directors” above.

Dean A. Shigenaga has served the Company as Executive Vice President since May 2012, Treasurer since March 2008, Chief Financial Officer since December 2004, and in other capacities from December 2000 to December 2004. Prior to joining the Company, Mr. Shigenaga was an Assurance and Advisory Business Services Manager in Ernst & Young LLP’s real estate practice. In his role at Ernst & Young LLP, from 1993 through 2000, Mr. Shigenaga provided assurance and advisory services to several publicly traded REITs, over a dozen private real estate companies, and many other public and private companies. In addition to providing audit and attestation services, Mr. Shigenaga assisted clients with services related to initial public offerings, follow-on offerings, debt offerings, and technical research. Mr. Shigenaga is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Shigenaga received his Bachelor of Science degree in Accounting from the University of Southern California.

Thomas J. Andrews has served as Executive Vice President – Regional Market Director – (Greater Boston), since January 2011. Mr. Andrews previously served as Senior Vice President – Regional Market Director – (Greater Boston) from December 2005 to January 2011, and as Vice President – Regional Market Director – (Greater Boston) from June 1999 to December 2005. Throughout his tenure with the Company, Mr. Andrews has been responsible for the management of the Company’s Greater Boston asset base and operations. From 1988 through 1999, Mr. Andrews served first as Assistant Director and later as Executive Director of the Massachusetts Biotechnology Research Park in Worcester, Massachusetts, which is believed to be the first purpose-built biotechnology research park in the country. Mr. Andrews serves on the boards of the Massachusetts chapter of NAIOP Commercial Real Estate Development Association and the Kendall Square Association and is a member of the Economic Development Advisory Group of the Massachusetts Biotechnology Council. Mr. Andrews received his Bachelor of Science degree from Cornell University and his Master of Science degree from the Center for Real Estate at the Massachusetts Institute of Technology.

Peter M. Moglia has served as Chief Investment Officer since January 2009 and has been serving the Company in many important capacities since April 1998. From April 2003 through December 2008, Mr. Moglia was responsible for the management of the Company’s Seattle asset base and operations. From 1998 to 2003, Mr. Moglia’s responsibilities were focused on underwriting, acquisitions, and due diligence activities. Prior to joining the Company, Mr. Moglia served as an Analyst for Lennar Partners, Inc., a diversified real estate company, where his responsibilities included underwriting and structuring direct and joint venture real estate investments. Mr. Moglia began his real estate career in the Management Advisory Services group within the Kenneth Leventhal & Co. Real Estate Group, where he spent six years providing valuation, feasibility, financial modeling, and other analytical services to real estate developers, financial institutions, pension funds, and government agencies. Mr. Moglia received his Bachelor of Arts degree in Economics from the University of California, Los Angeles.

2017 Proxy Statement	11

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Stephen A. Richardson has served as Chief Operating Officer and Regional Market Director - (San Francisco) since October 2011. Mr. Richardson previously served as the Company’s Executive Vice President - Regional Market Director - (San Francisco) from January 2011 to October 2011 and Senior Vice President – Regional Market Director – (San Francisco) from July 2005 to January 2011, where he was responsible for the management of the Company’s San Francisco region asset base and operations. From February 2000 to January 2011, Mr. Richardson served the Company as a Vice President. Prior to joining the Company, he served as a Director of CellNet Data Systems from 1993 to 2000, where he was responsible for negotiating large-scale technology transactions and aggregating a national footprint of wireless spectrum. From 1983 to 1993, Mr. Richardson served as a Director of Marketing and Leasing for Paragon Group, a national real estate development company, and as real estate broker with Schneider Commercial Real Estate, serving the greater Silicon Valley market. Mr. Richardson currently serves on the Board of Directors for the California Life Sciences Association, whose mission is to advance California’s world-leading life sciences innovation ecosystem by advocating for effective national, state, and local public policies and supporting entrepreneurs and life sciences businesses. Mr. Richardson received his Bachelor of Arts degree in Economics and Literature from Claremont McKenna College and his Master of Business Administration degree from Santa Clara University.

Daniel J. Ryan has served as Executive Vice President – Regional Market Director (San Diego) & Strategic Operations since May 2012. Mr. Ryan previously served as the Company’s Senior Vice President – Regional Market Director (San Diego) & Strategic Operations from June 2010, when the Company acquired certain assets of Mr. Ryan’s company, Veralliance Properties, Inc. (“Veralliance”), to May 2012. During his tenure with the Company, Mr. Ryan has been responsible for the management of the Company’s San Diego region asset base and operations, as well as involvement with developments, redevelopments, joint ventures, financing, leasing, and other strategic opportunities outside the San Diego region. Prior to joining the Company, Mr. Ryan was Chief Executive Officer of Veralliance, a commercial real estate developer, which he founded in 2002. Veralliance owned, managed, developed, and leased an approximately $1 billion portfolio primarily consisting of life science assets in the greater San Diego region. Veralliance had significant institutional equity partners, including a REIT, Prudential Real Estate Investors, and UBS. Prior to 2002, Mr. Ryan worked in the commercial real estate industry in Southern California. He was a founding principal of Pacific Management Services, Inc., a commercial developer focused on value-added transactions in the greater San Diego area, including life science, office, industrial, and multifamily transactions. Mr. Ryan is a board member of BIOCOM, a Southern California trade organization, the San Diego Economic Development Corporation, a not-for-profit regional body comprising of business, government, and civic leaders committed to maximizing economic growth, and the Policy Advisory Board of the University of San Diego – School of Real Estate. He is also a member of the NAIOP and the Urban Land Institute, both public policy organizations focused on public advocacy of the built environment. Mr. Ryan received his Bachelor of Science degree in Economics, cum laude, from the University of Wisconsin–Madison and was admitted to Omicron Delta Epsilon, the honor society for excellence in achievement in the study of economics.

2017 Proxy Statement	12

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Director Independence

The Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Marcus (Chairman, Chief Executive Officer, and Founder) and Mr. Richardson (President until his resignation in February 2009, and a senior management consultant to the Company since his resignation) is independent, in accordance with the applicable New York Stock Exchange listing standards. The Board of Directors has also affirmatively determined that no material relationships exist between the Company and any of the independent directors. In making its independence determinations, the Board of Directors reviewed the relationships between the Company and each of the directors nominated for election at the annual meeting based on information provided by the directors, the standards for disqualification set forth in Section 303A.02(b) of the New York Stock Exchange Listed Company Manual, and such other information as the Board of Directors considered relevant.

In making its independence determination with respect to Dr. Freire, the Board of Directors considered that Dr. Freire is President and Executive Director of the FNIH, and a member of the Board of Directors of the FNIH (the “FNIH Board”), and that Mr. Marcus currently serves as a member of the FNIH Board. The FNIH is a non-profit, charitable organization established by the U.S. Congress in 1990. The Board of Directors considered that Mr. Marcus has neither served on the compensation committee of the FNIH Board nor participated in setting Dr. Freire’s compensation from the FNIH and was not a member of the FNIH Board committee that recruited and recommended Dr. Freire to her executive position with the FNIH. Additionally, the Board of Directors considered that the FNIH Board currently has over 25 members and that Mr. Marcus’s service on the FNIH Board commenced prior to Dr. Freire’s becoming President and Executive Director in November 2012.

Information on Board of Directors and Its Committees

The Board of Directors held nine meetings and took action on 10 other occasions by unanimous written consent during 2016. Each of our directors attended at least 75% of the aggregate number of meetings held by (i) the Board of Directors during such director’s respective term of service in 2016 and (ii) each committee during the period in 2016, for which such director served as a member.

Mr. Marcus, as Chairman of the Board, generally presides over all meetings of the Board of Directors. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s stockholders. All directors attended the annual meeting of stockholders held on May 12, 2016. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, a Science & Technology Committee, and a Pricing Committee to which the Board of Directors has delegated certain authority with respect to the issuance of securities under the Company’s shelf registration statement.

Board Leadership Structure

The Board of Directors has not taken a position on the desirability, as a general matter, of combining the roles of Chief Executive Officer and Chairman in a single individual as compared to separating those roles. Rather, the Board of Directors believes that decisions regarding the individuals most appropriate to fill these and other critical senior leadership positions are highly dependent on the specific circumstances of the Company and its leadership at the time of such decisions, including the availability of qualified candidates for the position and the specific talents and experience of the available candidates.

The Board of Directors believes that, at this point in the Company’s history, having Mr. Marcus serve in the combined role of Chairman and Chief Executive Officer, with an independent Lead Director having the duties described below, provides an appropriate balance between effective strategy development and independent oversight of management. The Board of Directors believes that Mr. Marcus is currently the director best situated to serve as a Chairman because he is the director most familiar with the Company’s business and industry, and the director most capable of effectively identifying strategic priorities and leading the evaluation and execution of strategy. Mr. Marcus has served as director of the Company since its inception in 1994, was Vice Chairman of the Board of Directors from the Company’s inception until his appointment as Chairman of the Board of Directors, and has been responsible for directing its operations and developing and executing its strategies as Chief Executive Officer since 1997, a tenure that is longer and substantially more involved than that of any other individual currently serving as a director.

Mr. Marcus was initially elected as Chairman in 2007 upon the resignation of Jerry M. Sudarsky, a founder of the Company who had served as its Chairman since the Company’s inception in 1994 and whose strategic vision and leadership skills, the Board of Directors believes, had been critical to the growth and success of the Company. At the time of this important transition, the Board of Directors determined that Mr. Marcus’s long and successful tenure as Chief Executive Officer and a director of the Company best qualified him to serve as Chairman. The Board of Directors has reached the same conclusion in connection with its nominations each year since 2007.

2017 Proxy Statement	13

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Mr. Marcus’s current employment agreement with the Company provides that he will continue to serve as the Company’s Chairman and Chief Executive Officer until March 31, 2018, and shall thereafter be employed as the Company’s full-time Executive Chairman through December 31, 2018. Accordingly, under the terms of this agreement, Mr. Marcus’s dual role as the Company’s Chief Executive Officer and Chairman of the Board of Directors will terminate as of March 31, 2018.

The Board of Directors believes that independent directors and management have different perspectives and roles in the development of the strategic vision and risk management of the Company. The Company’s independent directors bring experience, oversight, and expertise from outside the Company and the Company’s industry, while the Chief Executive Officer brings his Company-specific experience and expertise. The Board of Directors believes that the combined role of Chief Executive Officer and Chairman, in this particular case, promotes development and execution of the strategic vision and risk management of the Company and facilitates information flow between management and the Board of Directors, functions that are essential to effective governance.

Lead Director

Mr. Hash, the Lead Director and an independent director, is the presiding director for all executive sessions of the independent directors. In the event that Mr. Hash is not available for any reason to preside over an executive session of the independent directors, the remaining independent directors will designate another independent director to preside over the executive session. As Lead Director, Mr. Hash’s duties and responsibilities include consulting with the Chairman of the Board of Directors regarding the schedule and agenda for Board of Directors meetings, acting as a liaison between the non-management directors as a group and management, and such other duties and responsibilities as the Board of Directors may determine from time to time.

The Board’s Role in Risk Oversight

The Board of Directors has an active role in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity, and operations, including the risks associated with each. The Nominating & Governance Committee, the membership of which currently includes all the independent directors, oversees risks associated with the structure and composition of the Board of Directors, potential conflicts of interest, and the Company’s overall corporate governance structures and procedures. The Audit Committee oversees management of financial risks. The Compensation Committee oversees the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

The Board of Directors’ risk oversight function and procedures, which are principally administered through its committees, affect the Board of Directors’ leadership structure by dictating that each of the committees should be chaired by the director most qualified to address the risks within the purview of such committee. The Board of Directors has also determined that the critical importance of the Nominating & Governance Committee’s role of overseeing the corporate governance of the Company to promote effective risk oversight, among other objectives, dictates that all independent directors be members of the Nominating & Governance Committee.

Audit Committee

The Audit Committee consisted of Directors Klein (Chair) and Hash during 2016, Director Jennings during January–February 2016, and Director Freire during March–December 2016. The committee held eight formal meetings and took action on one occasion by unanimous written consent during 2016. The Board of Directors has adopted a written charter for the Audit Committee. The charter of the Audit Committee is published on the Company’s website at www.are.com. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accountants who audit the Company’s financial statements, and of the Company’s internal audit function. In addition, the Audit Committee discusses the scope and results of the audit with the independent registered public accountants, reviews the Company’s interim and year-end operating results with management and the independent registered public accountants, considers the adequacy of the Company’s internal accounting controls and audit procedures, and preapproves all engagements with the Company’s independent registered public accountants, including both audit and non-audit services. The Audit Committee also reviews and recommends to the Board of Directors any changes that may be required to the Company’s Business Integrity Policy (described further under “Corporate Governance Guidelines and Code of Ethics” on page 66).

2017 Proxy Statement	14

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Audit Committee Report

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors of the Company (the “Board of Directors”) comprises three directors and acts under a written charter adopted and approved by the Board of Directors. Each member of the Audit Committee has been determined by the Board of Directors to be an independent director in conformity with the listing standards of the New York Stock Exchange and regulations of the Securities and Exchange Commission.

Management has the primary responsibility for the Company’s financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles (“GAAP”). The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The limitations inherent in the oversight role of a committee of the Board of Directors, however, do not provide the Audit Committee with a basis independent of management and the Company’s independent registered public accountants to determine that accounting and financial reporting principles and policies have been appropriately applied by management or that the Company’s internal control procedures designed to ensure compliance with accounting standards and applicable laws and regulations have been appropriately implemented.

The Audit Committee reviewed the Company’s audited financial statements and discussed them with management and the independent registered public accountants. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; has received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence; and discussed with the independent registered public accountants their independence from the Company and its management. The Audit Committee further considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee met with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and the Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2016.

AUDIT COMMITTEE
Richard H. Klein, Chair Maria C. Freire, Ph.D. Steven R. Hash

2017 Proxy Statement	15

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Nominating & Governance Committee

The Nominating & Governance Committee consists of Directors Atkins (Chair), Cain, Freire, Hash, and Klein, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. The Nominating & Governance Committee held five meetings during 2016. The charter of the Nominating & Governance Committee is published on the Company’s website at www.are.com. The Nominating & Governance Committee is responsible for, among other things, making recommendations to the Board of Directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines. The Nominating & Governance Committee also recommends to the Board of Directors candidates for nomination for election as directors of the Company and for appointment as members of the committees of the Board of Directors.

The Nominating & Governance Committee considers candidates suggested by stockholders for nomination for elections to be held at annual meetings of stockholders. Any stockholder who wishes to suggest a prospective candidate for the Board of Directors for consideration by the Nominating & Governance Committee may do so by complying with the advance notice and other requirements of the Company’s Bylaws regarding director nominations. Any stockholder-suggested nominee and any accompanying materials must be submitted in accordance with the Bylaw procedures for consideration by the Nominating & Governance Committee and will be forwarded to the Chair of the Nominating & Governance Committee for review and consideration. Director nominees suggested by stockholders will be evaluated in the same manner, and will be subject to the same criteria, as other nominees evaluated by the Nominating & Governance Committee. The Nominating & Governance Committee also considers director candidates suggested by its members, other directors, and management and may from time to time retain a third-party executive search firm to identify director candidates for the Nominating & Governance Committee.

In addition, the Company’s Bylaws set forth the requirements for direct nomination by a stockholder of person or persons for election to the Board of Directors. The advance notice procedures of the Company’s Bylaws, among other requirements, provide that, to be timely, a stockholder’s notice with respect to director nominations must be delivered to the Company’s Secretary at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the Proxy Statement for the preceding year’s annual meeting.

Generally, once the Nominating & Governance Committee has identified a prospective nominee, the Nominating & Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to the Nominating & Governance Committee with the recommendation of the candidate, as well as the Nominating & Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the Board of Directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Nominating & Governance Committee determines, in consultation with the Chair of the Board of Directors and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating & Governance Committee. The Nominating & Governance Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the Board of Directors (the “Board Candidate Guidelines”), including the nominee’s management, leadership, and business experience; skills and diversity; financial literacy; knowledge of directorial duties; integrity; and professionalism.

Consistent with the Board Candidate Guidelines, the Nominating & Governance Committee seeks nominees who will provide the Board of Directors with a broad diversity of perspectives, experience, expertise, professions, skills, geographic representation, and backgrounds. The Nominating & Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Generally, however, the Nominating & Governance Committee considers, among other factors, a candidate’s experience and knowledge regarding a variety of aspects of the Company’s unique real estate for the life science industry. The Nominating & Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, expertise, knowledge, and abilities that will allow the Board of Directors to fulfill its responsibilities. Although the Nominating & Governance Committee has no formal policy on diversity, the Nominating & Governance Committee considers factors such as gender, race, and culture in its determinations, and nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

2017 Proxy Statement	16

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

The Nominating & Governance Committee also considers such other factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for particular expertise (such as Audit Committee expertise), and the evaluations of other prospective nominees. With respect to the nomination of current directors for reelection, the individual’s contributions to the Board of Directors are also considered. In connection with this evaluation, the Nominating & Governance Committee determines whether to interview the prospective nominee; if it is warranted, one or more members of the Nominating & Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating & Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors ultimately determines whether a prospective nominee will be nominated after considering the recommendation of the Nominating & Governance Committee.

Science & Technology Committee

The Science & Technology Committee (the “S&T Committee”) is the newest of the Board of Directors’ committees and was established in May 2015. The S&T Committee consists of Directors Freire (Chair), Cain, Marcus, and Richardson. Dr. Freire and Ambassador Cain have been determined by the Board of Directors to be independent directors in accordance with the applicable New York Stock Exchange listing standards. Messrs. Marcus and Richardson are not considered independent directors under the New York Stock Exchange listing standards. The S&T Committee is not mandated by the applicable New York Stock Exchange listing standards and is thus not required to consist entirely or primarily of independent directors. The Board determined to include Messrs. Marcus and Richardson due to their close, real-time familiarity with industry developments and ability to liaise with the Company’s in-house science and technology team on a regular basis. The S&T Committee held three formal meetings in 2016.

The primary purpose of the S&T Committee is to inform and advise the Board of Directors on current trends in the life science and technology industries, including key policy changes, capital markets, regional cluster updates, and other strategic initiatives that impact the Company’s real estate business. With rapidly developing scientific and technological breakthroughs on the one hand, and with increasing scrutiny from the capital markets, private investors, policymakers, and other stakeholders on the other, it is critical that the Board be kept well-informed on external factors that could impact the Company’s world-class business platform. The Board also recognizes that companies in the Company’s key urban markets have specialized needs that extend beyond traditional office and laboratory space, as the Company creates the most advanced ecosystems to drive productivity, creativity, and collaboration across its innovative campuses. As the life science and technology industries continue to converge, it will also be a key role of the S&T Committee to help guide the Board on new ways to capitalize on the intersection of these sectors in order to continue to capture the highest-quality tenant base and deliver mission-critical environments for these companies to succeed. The S&T Committee works closely with the Company’s internal science and technology professionals to accumulate the market knowledge and technical intelligence necessary to advise the Board and guide the Company’s strategy in this area.

2017 Proxy Statement	17

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

Policies and Procedures with Respect to Related-Person Transactions

The Board of Directors has adopted a written policy setting forth the procedures for the review and approval or ratification of transactions involving the Company and “related persons” within the meaning of the rules and regulations of the Securities and Exchange Commission.

Under this policy, the Nominating & Governance Committee is responsible for reviewing and approving or ratifying all related-person transactions that are required to be reported under the rules and regulations of the Securities and Exchange Commission. In the event that the Chief Executive Officer or the Chief Financial Officer of the Company determines that it would be impracticable or undesirable to wait until the next meeting of the Nominating & Governance Committee to review a related-person transaction, the Chair of the Nominating & Governance Committee may act on behalf of the Nominating & Governance Committee to review and approve and/or disapprove the related-person transaction.

In general, related-person transactions are subject to preapproval. In the event that the Company becomes aware of a related-person transaction that was not approved in advance under this policy, the transaction must be reviewed in accordance with this policy as promptly as is reasonably practicable.

In making its determination whether to approve or ratify a related-person transaction, the Nominating & Governance Committee will consider all factors it deems relevant or appropriate, including:

•
Whether the terms of the related-person transaction are fair to the Company and on terms no less favorable than terms generally available in transactions with non-affiliates under similar circumstances;

•	Whether there are legitimate business reasons for the Company to enter into the related-person transaction;

•	Whether the related-person transaction would impair the independence of an outside director;

•
Whether the related-person transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the director’s or executive officer’s interest in the transaction, the ongoing nature of any proposed relationship, and any other factors deemed relevant; and

•
Whether the related-person transaction is material, taking into account the importance of the interest to the related person, the relationship of the related person to the transaction, the relationship of related persons to each other, and the aggregate value of the transaction.

The policy also contains a list of certain categories of related-person transactions that are preapproved under the policy and therefore are not required to be reviewed or approved by the Nominating & Governance Committee.

Certain Relationships and Related Transactions

From the beginning of fiscal year 2016 to the date of this Proxy Statement, there were no relationships or transactions of a nature required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee consists of Directors Hash (Chair), Atkins, and Klein, each of whom has been determined by the Board of Directors to be an independent director in accordance with the applicable New York Stock Exchange listing standards. In 2016, the Compensation Committee held six formal meetings and took action on one occasion by unanimous written consent. The Compensation Committee has the authority to review and approve compensation arrangements, grant annual incentive awards for executive officers and other employees of the Company, adopt and amend employment agreements for executive officers and other employees of the Company, and administer the Company’s equity and other incentive plans. The charter of the Compensation Committee is published on the Company’s website at www.are.com.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee in 2016 had any relationship or transaction required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

2017 Proxy Statement	18

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS (continued)

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Joel S. Marcus (2)	—	—	—	—
Steven R. Hash	232,758	110,060	—	342,818
John L. Atkins, III	165,000	110,060	—	275,060
James P. Cain	136,000	110,060	—	246,060
Maria C. Freire, Ph.D.	166,703	110,060	—	276,763
Richard H. Klein	185,000	110,060	—	295,060
James H. Richardson (3)	34,188	100,200	101,125	235,513

(1)
The dollar value of restricted stock awards set forth in this column is equal to the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). As of December 31, 2016, our non-employee directors held the following amounts of unvested restricted stock awards:

(# of shares)	Steven R. Hash	John L. Atkins, III	James P. Cain	Maria C. Freire	Richard H. Klein	James H. Richardson (3)
Unvested restricted stock awards	1,987	1,987	2,030	1,987	1,987	2,500

(2)
Joel S. Marcus, the Company’s Chief Executive Officer, was an employee of the Company in 2016 and thus received no compensation for his services as director. The compensation received by Mr. Marcus as an NEO of the Company is shown in the “Summary Compensation Table” on page 51.

(3)
James H. Richardson, a senior management consultant to the Company, received compensation for services provided to the Company in 2016 consisting of $34,188 for services relating to his duties as a director, as well as $101,125 in cash payments and a restricted stock award of 1,250 shares for non-director-related consulting services.

In 2016, the Company paid each independent director an annual cash retainer fee of $110,000. The Lead Director and directors who chaired committees received the following additional annual cash fees: Lead Director, $50,000; Audit Committee Chair, $35,000; Compensation Committee Chair, $35,000; and Nominating & Governance Committee Chair, $35,000; and Science & Technology Committee Chair, $20,000. Joel Marcus is a member of the Pricing Committee and does not receive additional compensation for this role. In addition, the non-chair/non-management members of the following committees received the following annual fees: Audit Committee, $20,000; Compensation Committee, $20,000; Nominating & Governance Committee, $20,000; Science & Technology Committee, $6,000; and Pricing Committee, $6,000.

Independent directors are also eligible to receive restricted stock awards under the 1997 Incentive Plan equal to a fixed dollar amount of $110,000, based on the Company’s closing stock price as of the grant date, as compensation for their services as directors. These restricted stock awards generally vest over a period of three years.

In reviewing the form and amount of compensation to be paid to our independent directors in 2016, the Compensation Committee consulted with FTI Consulting, Inc. (“FTI”) and reviewed peer data from the peer group described below under “2016 Peer Group” on page 28. Also, in 2016 our stockholders approved a limit on the amount of non-employee director compensation. The aggregate value of all compensation granted or paid to any individual solely for service as a non-employee director of the Board of Directors with respect to any calendar year may not exceed $600,000 in total value, calculating the value of any stock awards based on the grant date fair value of such awards. See footnote (1) to the table above for additional information on the grant date fair value.

The Company’s Deferred Compensation Plan for Directors, established in December 2001, permits non-employee directors to elect to defer receipt of their annual compensation, meeting fees, and restricted stock awards.

Non-employee directors are required to own shares of the common stock worth three times the cash portion of their annual directors’ retainer. See “Stock Ownership Guidelines” on page 48 for more information.

2017 Proxy Statement	19

PROPOSAL 2 — EXECUTIVE COMPENSATION (continued)

PROPOSAL 2 — NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Securities Exchange Act of 1934, as amended, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules. At our 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that we solicit this non-binding, advisory vote on the compensation of our NEOs every year. The Board of Directors has adopted a policy that is consistent with that preference.

This vote is advisory only, which means that the vote on executive compensation is not binding on the Company, its Board of Directors, or the Compensation Committee. However, both the Board of Directors and the Compensation Committee will consider and evaluate the results of the vote, together with feedback from stockholders. To the extent there is any significant vote against our NEO compensation as disclosed in this Proxy Statement, the Board of Directors and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the Securities and Exchange Commission’s compensation disclosure rules. The compensation of our NEOs subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion contained in this Proxy Statement. As discussed in those disclosures, the Company believes that its compensation philosophy and decisions support our key business objectives of creating value for, and promoting the interests of, our stockholders.

Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement by casting a non-binding, advisory vote “FOR” the following resolution, which will be presented at the 2017 Annual Meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED by the stockholders of the Company.”

The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to adopt the foregoing resolution.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

2017 Proxy Statement	20

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Board of Directors”) of Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has concluded that the level of Named Executive Officer (“NEO”) compensation for 2016 is fair, reasonable, and in the best interests of the Company and its stockholders, and has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

COMPENSATION COMMITTEE
Steven R. Hash, Chair John L. Atkins, III Richard H. Klein

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the NEOs, whose fiscal year 2016 compensation information is presented in the tables following this discussion in accordance with Securities and Exchange Commission rules. Unless otherwise indicated or the context otherwise requires, all references in this section to “Alexandria,” “the Company,” “we,” “us,” and “our” refer to Alexandria Real Estate Equities, Inc., a Maryland corporation.

We present our Compensation Discussion and Analysis in the following sections:

1. Executive Summary
In this section, we highlight our 2016 corporate performance, certain governance aspects of our executive compensation program and our stockholder engagement efforts.	Page 22
2. Compensation Governance
In this section, we describe our executive compensation philosophy and process.	Page 26
3. Key Elements of the Compensation Program
In this section, we describe the material elements of our executive compensation program.	Page 29
4. 2016 Compensation Decisions
In this section, we provide an overview of our Compensation Committee’s executive compensation decisions for 2016 and certain actions taken after 2016 where discussions of more recent actions enhance the understanding of our executive compensation program.
Page 31
5. Other Compensation Policies
In this section, we summarize our other compensation policies and review the accounting and tax treatment of compensation and the relationship between our compensation program and risk.	Page 48

2017 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary

EXECUTIVE SUMMARY

Why You Should Vote for Our 2017 Say-on-Pay Proposal (Proposal 2 on page 20)

Stockholder Outreach
●
The Compensation Committee and management have continued to seek and respond to stockholder input. We held over 250 meetings with stockholders in 2016, and we met with every stockholder holding more than one percent of our common stock as of the record date that voted against our 2016 say-on-pay proposal.

2016 Corporate Performance and Alignment with Executive Compensation
●
Our total stockholder return (“TSR”) of 26.9% in 2016 and our TSR of 93.4% for the three-year period ended December 31, 2016, were higher than the TSR of seven of our eight peer companies and higher than the TSR of the FTSE NAREIT Equity Office Index, the Russell 2000 Index, the SNL US REIT Office Index, and the S&P 500 Equity Index. We also outperformed all of those same indices over the timespan from our IPO, priced on May 27, 1997, to December 31, 2016.

●	As described below, we also had strong year-over-year growth in funds from operations (“FFO”) per share and net asset value (“NAV”).
●	As described below, our executive compensation program is directly aligned with our corporate performance.

Compensation Philosophy

As described below under “Compensation Philosophy,” the fundamental principle that drives pay decisions of the Compensation Committee is to align pay with performance. The experience, abilities, and commitment of our NEOs (whose tenure ranges from 16 to 23 years) provide the Company with unique skill sets in the business of owning and operating niche real estate for the broad and diverse life science and technology industries and therefore have been, and will continue to be, critical to the Company’s long-term success, including the achievement of each of our key objectives: profitability, growth in FFO per share and NAV, and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company for the year in question.

2017 Proxy Statement	22

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary (continued)

2016 Strategic Goals and Results

Our primary strategic goals for 2016, established in late 2015, were part of a multi-year strategy to deliver significant achievements toward growth in FFO per share, NAV, and common stock dividends, which we believe has resulted in significant stockholder value, and were as follows:

•	Solid operating performance from our core operating asset base resulting in growth in total revenues, net operating income and cash flows;

•
Disciplined allocation of capital to development and redevelopment of highly leased new Class A properties in urban innovation cluster submarkets with high barriers to entry, resulting in growth in total revenues, net operating income, and cash flows; and

•
Disciplined management of our balance sheet, including improvement in our long-term capital structure, extending the weighted-average remaining term of outstanding debt, laddering debt maturities, maintaining moderate balance sheet leverage, and maintaining a moderate level of a pipeline of new buildings through ground-up development and redevelopment.

Growth in FFO Per Share (1)	Growth in NAV Per Share (2)	Growth in Common Stock Dividends Per Share

(1)
Represents FFO per share – diluted, as adjusted. For information on the Company’s FFO, including definitions and reconciliations to the most directly comparable GAAP measures, see Item 6 and “Non-GAAP Measures” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)
Based on average net asset value estimates as of December 31, 2016 from Bank of America Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., J.P. Morgan Securities LLC., and UBS Securities LLC.

TSR
1 Year Ended		2 Years Ended		3 Years Ended		5/28/97 (IPO) through
12/31/16		12/31/16		12/31/16		12/31/16

ARE	26.9%	ARE	33.6%	ARE	93.4%	ARE	1,098.2%
Russell	21.3%	Peers	17.6%	Peers	58.1%	Peers	690.6%
Peers	14.6%	Russell	16.0%	FTSE	42.8%	FTSE	468.1%
FTSE	13.2%	S&P	13.5%	SNL	41.9%	SNL	403.0%
S&P	12.0%	FTSE	13.5%	S&P	29.0%	Russell	366.6%
SNL	11.6%	SNL	12.6%	Russell	21.6%	S&P	280.1%

High ARE Percentile Ranking (1)

FTSE	75%	FTSE	90%	FTSE	100%	FTSE	86%
SNL	80%	SNL	91%	SNL	100%	SNL	89%
Peers	88%	Peers	75%	Peers	88%	Peers	75%

(1) Represents the percentile ranking of ARE’s TSR performance among the companies included in the FTSE NAREIT Equity Office and SNL US REIT Office Indices and our peer group.
ARE: Alexandria Real Estate Equities, Inc.				Russell: Russell 2000 Index
FTSE: FTSE NAREIT Equity Office Index				SNL: SNL US REIT Office Index
Peers: Our Peer Group				S&P: S&P 500 Index
Source: SNL Financial LC, Charlottesville, VA | ©2017 | www.snl.com

2017 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary (continued)

Significant and Proactive Stockholder Engagement

Stockholder Engagement Process

A critical component of the Compensation Committee’s process continues to be maintaining active ongoing engagement with our stockholders. We received significant support from our stockholders on our 2016 say-on-pay proposal with respect to 2015 NEO compensation; approximately 80% of the votes cast were in favor of the proposal, indicating strong support of our executive compensation programs. In 2016, we continued our outreach efforts, including meeting with every stockholder holding more than one percent of our common stock as of the record date that voted against our 2016 say-on-pay proposal. The chair of our Compensation Committee led these meetings. In addition, we held over 250 meetings with stockholders in 2016, covering a variety of topics, including business trends and strategy, key drivers of growth, corporate governance matters, and our executive compensation programs. Additionally, ways to enhance our proxy disclosure to clarify several aspects of our compensation program for the benefit of all readers were discussed.

From time to time, the Compensation Committee has also engaged in discussions with the two leading proxy advisory firms to better understand their methodology and rationale, to ensure an understanding of all the issues previously raised by them, and to discuss potential changes to the compensation program intended to address any remaining stockholder concerns reflected in their reports.

Positive Feedback from Stockholders

In addition to the feedback described below under “Changes to Compensation Programs as a Result of Stockholder Engagement” on page 25, we have also received the following positive feedback from stockholders:

•	Praise for our stockholder engagement efforts and the changes to our compensation program made as a result of such engagement;

•	Appreciation for the enhanced disclosures, which we have maintained and expanded in this Proxy Statement;

•	Acknowledgment that the Compensation Committee uses an appropriate balance of predetermined objective metrics and discretionary decisions;

•	Support for our emphasis on long-term performance-based compensation; and

•
Strong support for our March 2016 employment agreement amendments to change from a single-trigger to double-trigger change-in-control vesting acceleration for equity awards granted to each of our NEOs other than the CEO (our CEO’s employment agreement already included a double-trigger provision).

2017 Proxy Statement	24

COMPENSATION DISCUSSION AND ANALYSIS – Executive Summary (continued)

Changes to Compensation Programs as a Result of Stockholder Engagement

The Compensation Committee’s direct interaction with stockholders has prompted changes to our compensation program. We take seriously the views of our stockholders and took into consideration all the various input we received. We look forward to continuing to interact with our key stockholders and solicit input from them on a regular basis.

The following chart describes actions taken since the beginning of 2015 as a result of our engagement with stockholders.

Category	Actions
Change-in-control vesting of equity awards	Changed from single-trigger vesting to double-trigger vesting in all future equity awards granted to all NEOs.
CEO annual cash incentive award	Provided disclosure showing our CEO’s target bonus was set below both the average and median target bonus of our peer group.
Objective CEO annual incentive performance goals	Reduced number of goals and made goals more formulaic. For a further description, see “Mr. Marcus’s 2016 Corporate Goals and Assessment of 2016 Corporate Performance” on page 33.
Disclosure of CEO annual incentive corporate performance goals	Disclosed weighting, goals, and actual performance for CEO’s annual cash incentive award; see page 33.
Disclosure of CEO’s long-term incentive (“LTI”) award FFO per share performance goals
Disclosure of specific metrics for FFO per share for the grant made to Mr. Marcus in 2014 is included below and will continue to be disclosed at the end of each performance period. We believe that disclosure before then would be competitively harmful. To allow stockholders to assess rigor, in 2014, when this program was initially implemented under Mr. Marcus's employment agreement, we disclosed that the target was based upon a level of FFO per share growth that would have been approximately equal to or greater than the 75th percentile of companies in the FTSE NAREIT Equity Office Index in six out of nine periods containing three consecutive calendar years from 2003 to 2013.

Disclosure of NEO (non-CEO) compensation program	Disclosed key performance considerations underlying compensation awarded to NEOs (non-CEO); see discussion starting on page 36.
Performance-based LTI program for other NEOs
Adopted an outperformance program in March 2016, whereby each NEO received an LTI award, 75% of which is eligible to vest upon achievement of exceptional TSR on a relative basis compared to the constituents of the FTSE NAREIT Equity Office Index, and 25% of which is eligible to vest upon achievement of exceptional TSR on an absolute basis, over a three-year performance period. The shares subject to each award are also subject to a one-year holding period after vesting.

Executive Compensation Governance Highlights

What We Do
✓	Executive Compensation Program Designed to Align Pay with Performance	✓	Prohibit Hedging and Restrict Pledging of Company Stock
✓	Conduct an Annual Say-on-Pay Vote	✓	Mitigate Inappropriate Risk Taking
✓	Employ a Clawback Policy	✓	Utilize Stock Ownership Guidelines and Holding Periods
✓	Grant Performance-Based Equity Awards to NEOs with Rigorous Performance Goals	✓	Include a Double-Trigger Change-in-Control Provision in 1997 Incentive Plan and All Equity Awards Granted to All NEOs (CEO Starting in 2015 and Other NEOs Starting in 2016)
✓	Seek Input from, Listen to, and Respond to Stockholders

What We Do Not Do
✗	Provide Tax Gross-Ups	✗	Provide Guaranteed Bonuses
✗	Provide Excessive Perquisites	✗	Provide Excessive Change-in-Control or Severance Payments
✗	Reprice Stock Options

2017 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Compensation Governance

Our Compensation Committee

The Compensation Committee consists of three independent directors, Messrs. Hash (Chair), Atkins, and Klein. The Compensation Committee administers our executive compensation program and is responsible for reviewing and approving our compensation policies and the compensation paid to our NEOs and other executive officers. The charter of the Compensation Committee includes these responsibilities, and the Board of Directors periodically reviews and revises the charter. In 2016, the Compensation Committee held six formal meetings and took action on one occasion by unanimous written consent, and its members participated in numerous telephone calls related to the duties of the Compensation Committee.

Compensation Philosophy

The fundamental principle that drives pay decisions of the Compensation Committee is to align pay with performance. The experience, abilities, and commitment of our NEOs (whose tenure ranges from 16 to 23 years) provide the Company with unique skill sets in the business of owning and operating niche real estate for the broad and diverse life science and technology industries and therefore have been, and will continue to be, critical to the Company’s long-term success, including the achievement of each of our key objectives: profitability; growth in FFO per share, NAV, common stock dividends per share; and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company and the performance of the individual for the year in question.

The Compensation Committee believes that our compensation program:

•	Creates incentives for management to support our key business objectives of increasing FFO per share, NAV, and common stock dividends per share, and creating long-term stockholder value;

•	Ensures a prudent use of equity;

•	Sets rigorous performance goals;

•	Distinguishes between short- and long-term time horizons and objectives;

•	Aligns pay with performance; and

•	Effectively rewards our NEOs for accomplishments.

Consistent with the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee considers the Company’s financial and operational performance, individual achievement, and market conditions when determining executive compensation. For 2016, the Compensation Committee used a disciplined approach for determining each NEO’s compensation, based on the following general principles:

•	Base salary should generally be an important but relatively small portion of total compensation;

•	Annual cash incentive awards should be performance based;

•
At least 50% of total annual compensation should be “at risk” compensation in the form of equity in order to align a significant amount of compensation with the interests of the Company’s stockholders; and

•
Each NEO’s total compensation should include an evaluation of the officer’s individual performance, position, tenure, experience, expertise, leadership, management capability, and contribution to profitability and growth in FFO per share, NAV, common stock dividends per share, and long-term stockholder value.

2017 Proxy Statement	26

COMPENSATION DISCUSSION AND ANALYSIS (continued)

For NEOs other than Mr. Marcus, the Compensation Committee has continued to consider a more formulaic approach to annual incentive compensation. The Chair of our Compensation Committee has specifically discussed the existing holistic approach with several of our largest stockholders during our extensive stockholder outreach program. The feedback from stockholders was support for our compensation program, a hesitation to micromanage our business by insisting upon a rigid formulaic approach, and support for our Compensation Committee’s structuring our executive compensation program in a manner it believes to be in the best interests of the Company. For 2016, our Compensation Committee continued to take the same comprehensive and holistic approach that has been successful and that it believes has led to retaining the team of NEOs, with significant tenure with the Company, who have been and will continue to be critical to our long-term success. The key attributes of this approach are as follows:

•	Holistic review — The Compensation Committee performs a holistic review of each individual’s performance and does not assign specific weights to any particular factor.

•
Reflection of corporate and individual performance — Compensation is not based on a rigid formula, but rather, reflects individual and corporate performance; each NEO’s total annual compensation varies with our performance for the year in question.

•
Effective retention result — Each NEO possesses unique skills in the business of owning and operating real estate for the broad, diverse, and highly technical life science and technology industries. These skills are easily transferable to a variety of direct competitors, as well as others. However, our NEOs’ tenure ranges from 16 to 23 years, which our Compensation Committee attributes, in part, to an effective executive compensation program.

In response to feedback from certain stockholders that a portion of the NEOs’ equity compensation should have performance-based vesting criteria, in March 2016, our Compensation Committee adopted a long-term outperformance program, whereby each of our NEOs received an award, 75% of which is eligible to vest upon achievement of exceptional TSR on a relative basis compared to the constituents of the FTSE NAREIT Equity Office Index, or the “Index Companies” and 25% of which is eligible to vest upon achievement of exceptional TSR on an absolute basis, over a three-year performance period. The shares subject to each award are also subject to a one-year holding period after vesting to further underscore the long-term retentive element.

Role of the Compensation Consultant

The Company continued in 2016 to engage FTI, an external compensation consultant that specializes in the real estate industry and has been engaged by the Company for several years, to review our executive compensation program and, if appropriate, to recommend changes to ensure a fair, reasonable, and balanced compensation program for Mr. Marcus and our other NEOs that motivates and rewards performance while closely aligning the interests of our CEO and other NEOs with those of our stockholders. FTI also reviewed the Company’s disclosure of various compensation and benefits payable to each NEO upon certain termination events and provided compensation data and recommendations to our Board of Directors.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, that could give rise to a potential conflict of interest with respect to FTI’s work. The Compensation Committee determined, based on its analysis of these factors, that the work of FTI, and the individual compensation advisors employed by FTI as compensation consultants, does not create any conflict of interest.

Role of Named Executive Officers

Mr. Marcus reviews in depth the performance of the other NEOs with the Compensation Committee and makes compensation recommendations to the Compensation Committee for its review and final determination. The NEOs and the Company’s finance and human resources teams provide market and Company information to the Compensation Committee that is used in determining each NEO’s compensation in light of the Company’s relative and absolute performance and individual contributions.

2017 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2016 Peer Group

The Compensation Committee gathers and reviews information about the compensation program and processes of other publicly traded REITs as an informal “market check” of compensation practices, salary levels, and target incentive levels. In reviewing this information, the Compensation Committee considers whether its compensation decisions are consistent with market practices. The Compensation Committee evaluates compensation primarily on the corporate objectives discussed above under “Compensation Philosophy” on page 26, with a comparison to peers being just one of the factors considered.

In selecting a peer group, the Compensation Committee focused first on our direct competitors, which are the REITs that own laboratory/office properties. Because we only had three direct competitors in our complex real estate niche, the Compensation Committee next added REITs with which we compete for talent, acquisitions, and tenants, whose total assets, total revenues, and equity capitalization are no greater than 2.5 times and generally no less than 0.5 times ours. Our peer group for 2016 consisted of the following companies:

Peer Companies That Own Laboratory/Office Properties (Direct Competitors)	Peer Companies with Whom We Compete for Talent, Acquisitions, and/or Tenants and within Range from 0.5x to 2.5x of our Total Assets, Revenues, and Equity Capitalization (Indirect Competitors)
Boston Properties, Inc. — A REIT that owns and develops first-class office properties with significant presence in our top three core markets (Boston, New York City, and San Francisco) with significant life science facilities. Top 20 tenants include Biogen and Genentech (subsidiary of Roche), both which are also tenants of the Company. Boston Properties, Inc. also competes directly with the Company for talent, real estate and tenants.

HCP, Inc. — A REIT serving the healthcare industry and owning approximately seven million rentable square feet of laboratory/life science properties similar to properties owned by ARE. HCP, Inc. also competes directly with the Company for talent, real estate, and tenants.

Kilroy Realty Corporation — A REIT active in premier office sub markets with significant presence in three of our top sub markets (San Francisco, Seattle, and San Diego) with significant life science facilities. Top 15 tenants include Institute for Systems Biology and Neurocrine Biosciences Inc., two life science entities. Kilroy Corporation also competes directly with the Company for talent, real estate and tenants.

Digital Realty Trust, Inc. — A REIT, located in San Francisco, that owns, acquires, and develops technology-related real estate in major metropolitan markets, including several of our top markets.

Douglas Emmett, Inc. — A REIT, located in Los Angeles, that provides Class A office properties in Southern California. Douglas Emmett, Inc. also competes directly with the Company for talent.

Highwoods Properties, Inc. — A REIT based in Raleigh, North Carolina, that owns office, industrial, and retail properties in the Southeastern and Midwestern United States.

Hudson Pacific Properties, Inc. — A REIT located in Los Angeles with properties in select West Coast markets, including San Francisco and Seattle, with a portfolio consisting of office properties and media and entertainment properties.

SL Green Realty Corp. — A REIT, located in Manhattan/New York City, that acquires, owns, and manages premier office properties in Manhattan/New York City, one of our top submarkets.

2016 Alexandria Rankings Relative to 2016 Peer Group

Criteria	Percentile Rank
Total Assets (1)	50%
Total Revenues (2)	50%
Equity Capitalization (1)	50%
FFO Per Share, as Adjusted, 3-Year Growth (3) (4)	63%

Criteria	Percentile Rank
FFO Per Share, as Adjusted, Multiple (1) (4)	63%
Adjusted EBITDA Margin (2) (4)	75%
Cash Same Property NOI Growth (3) (4)	63%
Investment-Grade Tenants among Top 10 Tenants (5)	57%

Average of all criteria: 59%

(1)	As of December 31, 2016.

(2)	For the year ended December 31, 2016.

(3)	Represents the year ended December 31, 2016, compared to the year ended December 31, 2013.

(4)
For information on definitions and reconciliations to the most directly comparable GAAP measures, see Item 6 and “Non-GAAP Measures” under Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(5)	Based on top ten tenants reported by the Company and each company in our peer group as of December 31, 2016, excluding Douglas Emmett, Inc., which does not disclose its top ten tenants.

2016 CEO total compensation percentile ranking within 2016 ARE Peer Group	75%

2016 average non-CEO NEO total compensation percentile ranking within 2016 ARE Peer Group	75%

2017 Proxy Statement	28

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Changes to the Peer Group for 2017

In early 2017, our Compensation Committee performed a review of our peer group and identified a new direct competitor, Ventas, Inc. (“Ventas”). Ventas is a REIT based in Chicago, Illinois that primarily invests in healthcare-related facilities. In September 2016, Ventas acquired substantially all of the university-affiliated life science and innovation real estate assets of Wexford Life Science & Technology, LLC from Blackstone Real Estate Partners VII, L.P., which added to its portfolio 23 operating properties with 4 million rentable square feet of laboratory/office operating properties, two development assets, and nine future development sites. As a result of that acquisition, Ventas became a direct competitor and was added to our peer group for 2017.

Key Elements of the Compensation Program

Our executive compensation program consists of three principal components:

What We Pay	Why We Pay It
Base Salary	●
The Compensation Committee views base salary as the fixed compensation that is paid for ongoing performance throughout the year and that is required to attract, retain, and motivate Company executives.

●
The base salaries of our NEOs are determined in consideration of their position, responsibilities, personal expertise and experience, and prevailing base salaries at the Company and elsewhere for similar positions.

●
NEOs are eligible for periodic increases in their base salary as a result of Company performance AND the performance of the NEOs, based principally on their performance, including leadership, contribution to Company goals, and stability of operations.

Annual Cash Incentive Awards	●
Annual cash incentives for NEOs reflect the Compensation Committee’s belief that a significant portion of the annual compensation of each NEO should be “at risk” and therefore contingent upon the performance of the Company, as well as the individual contribution of each NEO.

	●	Annual cash incentives further align our NEOs’ interests with those of our stockholders and help us attract, retain, and motivate executive talent.

Long-Term Equity Compensation	●	Equity compensation is designed to align the interests of NEOs and other employees with the interests of stockholders through growth in the value of the Company’s common stock.
	●	As determined by the Compensation Committee, the Company awards restricted stock as long-term incentives to motivate, reward, and retain NEOs and other employees.
●
Restricted stock awards are utilized because their ultimate value depends on the future stock price performance of the Company, which provides motivation through variable “at risk” compensation and direct alignment with stockholders.

	●	A portion of each NEO’s compensation includes long-term incentives that vest solely upon the achievement of performance conditions.
●
Regular long-term equity grants ensure competitive compensation opportunities and our outperformance program completes the total pay opportunity for our NEOs when exceptional levels of performance are reached.

Pension Plan

The Company also maintains a Cash Balance Pension Plan (the “Pension Plan”), which is designed to provide eligible employees of the Company, including the NEOs, with benefits upon retirement. The Board of Directors believes it is important to the Company’s attraction and retention objectives to provide a reasonable income replacement for the eligible employees, including NEOs, during retirement.

Under the Pension Plan, a hypothetical account is established for each participant for record-keeping purposes. Each year, a participant’s cash balance account is credited with a hypothetical employer contribution and with hypothetical earnings. These amounts are hypothetical because the hypothetical account balance must be converted into an annuity payable at normal retirement age (“NRA”), as defined in the Pension Plan. This future benefit at NRA can then be converted into a lump-sum benefit. The lump-sum distribution at NRA may be higher or lower, depending on interest rates in effect at that time. Hypothetical earnings are credited at a rate, compounded annually, equal to the rate for 30-year United States Treasury securities for the December preceding the applicable calendar year. The rate was 2.97% for 2016. Benefits under the Pension Plan are vested at all times, are obligations of the Company, and are payable in the form of a lump sum or a single or joint and survivor annuity upon death, disability, other termination of employment, or retirement at or after the age of 62. See “Pension Benefits Table” on page 55 for more information.

2017 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Deferred Compensation Plan

The Company also has a 2000 Deferred Compensation Plan (the “DC Plan”), which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees.

Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, (ii) fall within a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (iii) meet certain other eligibility requirements. Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. During 2016, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants. See “2016 Nonqualified Deferred Compensation Table” on page 55 for more information.

2017 Proxy Statement	30

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2016 Compensation Decisions

Base Salaries

The base salary for each NEO is determined by the Compensation Committee. The Compensation Committee decides whether to adjust compensation based on a wide range of factors relating to both Company and individual performance. For 2016, the Compensation Committee approved the following base salaries:

Name	2016 Base Salary	2015 Base Salary	% Increase (1)
Joel S. Marcus (2)	$950,000	$895,000	6.1%
Dean A. Shigenaga (3)	$495,000	$450,000	10.0%
Thomas J. Andrews (4)	$495,000	$475,000	4.2%
Peter M. Moglia (5)	$495,000	$450,000	10.0%
Stephen A. Richardson (6)	$495,000	$450,000	10.0%

(1)	Base salary increases were the result of performance in 2015 and also reflected cost-of-living adjustments pursuant to respective employment agreements.

(2)
Mr. Marcus’s base salary increase was the result of his strong performance in the following areas in 2015 as further described in our 2016 proxy statement: raising capital and further strengthening our long-term capital structure, execution of the highest leasing volume in the Company’s history with strong growth in rental rates, driving cost effective completion of new Class A properties from our development and redevelopment pipeline, fostering effective communication with the Board of Directors on matters of tactical and strategic importance, including risk management matters, actively communicating on a regular basis with investors and analysts and effectively managing the career development of high potential executives and addressing executive officer succession planning.

(3)
Mr. Shigenaga’s base salary increase was the result of his strong performance in the following areas in 2015 as further described in our 2016 proxy statement: oversight of financial strategy and planning, management of the Company’s capital structure, maintaining a strong and flexible balance sheet, active engagement with investment community and effective communication with executive management on matters of tactical and strategic importance, including risk management matters.

(4)
Mr. Andrews’s base salary increase was the result of his strong performance in the following areas in 2015 as further described in our 2016 proxy statement: solid growth in same property net operating income, solid growth in rental rates on lease renewals and re-leasing of space, maintaining solid occupancy, achieving high pre-leasing and high leased percentage of value creation projects (ground-up development and/or redevelopment), oversight and execution of value creation projects on-time, on-budget and at solid yields, execution of selective real estate dispositions to enable capital allocation into high value Class A properties in unique collaborative science and technology campuses, maintaining high operating margins, active engagement with investment community and effective communication with executive management on matters of tactical and strategic importance, including risk management matters.

(5)
Mr. Moglia’s base salary increase was the result of his strong performance in the following areas in 2015 as further described in our 2016 proxy statement: raising capital and further strengthening our long-term capital structure, management of real estate underwriting group for key leasing activity, management of underwriting group for development and redevelopment of Class A properties, oversight of underwriting and due diligence of acquisition opportunities and effective communication with executive management on matters of tactical and strategic importance, including risk management matters.

(6)
Mr. Richardson’s base salary increase was the result of his strong performance in the following areas in 2015 as further described in our 2016 proxy statement: solid growth in same property net operating income, solid growth in rental rates on lease renewals and re-leasing of space, maintaining exceptional occupancy levels, achieving high pre-leasing and/or high leased percentage of value creation projects (ground-up development and/or redevelopment), oversight and execution of value creation project on-time, on-budget and at highly profitable yields, execution of selective real estate dispositions for capital allocation into high value Class A properties in unique collaborative science and technology campuses, maintaining high operating margins, active engagement with investment community and effective communication with executive management on matters of tactical and strategic importance, including risk management matters.

2016 CEO base salary percentile ranking within 2016 ARE Peer Group	63%

2016 average non-CEO NEO base salary percentile ranking within 2016 ARE Peer Group	38%

2017 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Cash Incentive Bonuses

Structure of Cash Incentive Bonuses

Joel Marcus – CEO. Mr. Marcus has no guaranteed cash incentive bonus, and 100% of his annual incentive award opportunity is tied to achievement of predetermined corporate and individual goals. 60% of Mr. Marcus’s annual cash incentive bonus is based upon the achievement of predetermined corporate performance measures and 40% is based upon the achievement of predetermined individual performance measures. The Compensation Committee believes this mix is appropriate because it balances the teamwork and common purpose mentality necessary to maximize corporate success, while at the same time motivating Mr. Marcus to achieve individual objectives appropriate for his position, as described in more detail below. For 2016, Mr. Marcus was eligible for the following threshold, target, and maximum amounts as a percentage of his base salary:

Level	Percentage of Base Salary	Amount of Cash Incentive Bonus
Threshold	75%	$712,500
Target	150%	$1,425,000
Maximum	225%	$2,137,500

In comparison to the target annual incentive bonus (as a percentage of base salary) for each CEO of our peer group, the target bonus percentage for our CEO is below the average and median of our peer group:

Company	Target as a Percentage of Base Salary	Target Bonus Amount	Company	Target as a Percentage of Base Salary	Target Bonus Amount
HCP, Inc.	250%	$2,000,000	Digital Realty Trust, Inc.	150%	$1,125,000
Boston Properties, Inc.	230%	$1,782,500	Hudson Pacific Properties, Inc.	150%	$900,000
Kilroy Realty Corporation	220%	$2,700,000	Highwoods Properties, Inc.	130%	$842,488
SL Green Realty Corp.	200%	$2,100,000	Douglas Emmett, Inc.	N/A (1)	N/A (1)

Average (excluding Alexandria)				190%	$1,635,713
50th Percentile (excluding Alexandria)				200%	$2,100,000
Alexandria (below the 50th percentile of our peer group)				150%	$1,425,000

(1)	Not disclosed by company and excluded from average and median.

Other NEOs. The employment agreements for Messrs. Shigenaga, Andrews, Moglia, and Richardson provide for cash incentive bonuses that are awarded at the discretion of the Compensation Committee, none of which are guaranteed. As described above, the Compensation Committee considered a formulaic approach for these NEOs, but decided the existing method permits the Compensation Committee to adjust compensation based on a wide range of factors relating to both Company and individual performance. In exercising its discretion, the Compensation Committee performs a holistic review, taking into account competitive market dynamics as well as the macro-economic environment, and does not assign specific weights to any particular factor. See discussion starting on page 36 for an assessment of each NEO’s performance.

2017 Proxy Statement	32

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Marcus’s 2016 Corporate Goals and Assessment of 2016 Corporate Performance

Mr. Marcus’s employment agreement provides that with respect to the 60% of his annual cash bonus that is based upon achievement of pre-determined corporate performance measures, the annual performance measures are to be established each year by the Compensation Committee, weighted 50% toward balance sheet management goals and 50% toward profitability and NAV-related goals.

The corporate performance measures for each category were established based upon a comprehensive review of the Company’s 2015 financial and operating performance and 2016 budgets. The 2016 corporate performance goals set by the Compensation Committee included balance sheet, profitability, and NAV goals that were shorter term in focus than the long-term incentive award performance goals. Importantly, the 2016 corporate performance goals were aligned with key drivers that the Compensation Committee believed would result in solid TSR performance. This, in fact, proved to be true.

With respect to balance sheet management, the 2016 goals established by the Compensation Committee, and the actual achievement of those goals, were as follows:

Balance Sheet Goals	Weighting	Threshold 75% of Base Salary	Target 150% of Base Salary	Maximum 225% of Base Salary	Actual
Liquidity (1)	25%	>$500 million	>$1 billion	>$1.2 billion	$2.2 billion	Maximum
Net debt to Adjusted EBITDA(2)	25%	<8.0x	<7.5x	<7.0x	6.1x	Maximum
Fixed-charge coverage ratio(2)	25%	>2.7x	>2.85x	>3.0x	3.8x	Maximum
Appropriate balance of capital options(3)	25%	Low	Medium	High	High	Maximum
Performance bonus result		$213,750	$427,500	$641,250	$641,250

(1)	This goal was based upon the strategy to maintain a range of liquidity from approximately one to two years primarily to fund construction and normal debt maturities.

(2)
This goal was established to drive improvement in the Company’s credit profile. In February 2017, S&P Global Ratings upgraded the Company’s corporate credit rating to BBB from BBB-. Net debt to Adjusted EBITDA and fixed charge coverage ratio is calculated using the lower of the three months ended December 31, 2016, annualized, or trailing 12 months.

(3)
This goal provided the Compensation Committee discretion to evaluate how well Mr. Marcus executed strategic capital decisions through December 31, 2016, taking into consideration appropriate adjustment in strategy to address changes in the financial and debt and equity capital markets, including the balance of pricing, tenure, capital structure, long-term capital alternatives, and maturity profile.

Profitability and NAV-related goals are specific to each performance year and therefore will vary year to year. Key considerations each year, among others, include key leasing to high-quality tenants, some of which may not be investment-grade rated, occupancy and temporary vacancy during the year related to re-tenanting space, and the amount of contractual lease expirations at the beginning of each year. We also consider the consistency of profitability and NAV-related goals over time as opposed to strong growth after periods of significant decline in profitability and NAV.

With respect to profitability and NAV, the 2016 goals established by the Compensation Committee, and the actual achievement of those goals, were as follows:

Profitability and NAV-Related Goals	Weighting	Threshold 75% of Base Salary		Target 150% of Base Salary		Maximum 225% of Base Salary			Actual
Percentage of total annual rental revenue from investment-grade tenants (1)	20%	>	42.0%	>	46.0%	>	50.0%	(2)	49.0%	> Target
NOI growth – 4Q16 annualized vs. 4Q15 annualized	20%		2.0%		4.0%		6.0%	(3)	13.5%	Maximum
Same property NOI growth – cash basis	10%		2.5%		3.5%		4.5%		6.0%	Maximum
Same property NOI growth	10%		1.0%		1.5%		3.0%		4.7%	Maximum
Amount of RSF leased	20%	> 1.5 million		>1.75 million		> 2.0 million		(4)	3.4 million	Maximum
Adjusted EBITDA margin	20%	>	57.0%	>	61.0%	>	65.0%		67.0%	Maximum
Performance bonus result		$213,750		$427,500		$641,250			$630,563

(1)	These goals were established based upon maintaining a REIT industry-leading percentage.

(2)
Maximum goal of >50.0% is down slightly from prior year maximum goal of >51.0%. The maximum goal for 2016 reflected the anticipation of delivery of new Class A space to high quality, but non-investment grade related tenants.

(3)	Maximum goal of 6.0% reflected the timing risk of completion and delivery of 10 Class A buildings from our development and redevelopment programs.

(4)
The maximum goal of >2.0 million RSF leased reflected the minimal contractual lease expirations of 1.2 million RSF as of the beginning of 2016 and limited space to lease related to new Class A buildings that were under construction as of the beginning of 2016.

2017 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS (continued)

The 2016 individual goals established for Mr. Marcus by the Compensation Committee focused on key leadership in the continued pursuit of maximizing long-term stockholder value. The performance goals established for Mr. Marcus in early 2016 and the achievement of each goal, determined in early 2017, were as follows:

Goal:	Raising capital and further strengthening our long-term capital structure

Mr. Marcus led the execution of the following initiatives to further strengthen the Company’s capital structure:

•
Successfully executed the Company’s differentiated business strategy, which drove the Company’s strong operating and financial performance. As a result, the Company was selected to join the S&P 500 Index in March 2017.

•	Further strengthened the Company’s credit profile, which resulted in a corporate credit rating upgrade to BBB from BBB- by S&P Global Ratings.

•	Disposition of real estate for an aggregate sale price of $380.9 million.

•	Issuance of long-term unsecured senior notes payable aggregating $350 million at a stated interest rate of 3.95% and a maturity date of January 15, 2027.

•	Prudent use of common stock to support growth in FFO per share, as adjusted, and NAV.

◦	Sales of common stock under our “at-the-market” (“ATM”) common stock program generated gross proceeds of $728.5 million in 2016.

◦	Sales of 7.5 million shares of common stock in December 2016 pursuant to forward equity sales agreements executed in July 2016 generated $715.9 million of net proceeds.

•	The items above combined with solid operating and financial results in 2016 resulted in the following key attributes of our capital structure.

◦	Increased total balance sheet liquidity to approximately $2.2 billion as of December 31, 2016

◦	Improved net debt to Adjusted EBITDA (fourth quarter of 2016 annualized) to 6.1x

◦	Improved fixed-charge coverage ratio (fourth quarter of 2016 annualized) to 3.8x

◦	$14.2 billion total market capitalization

◦	Disciplined management of gross investment in real estate for future pipeline of new Class A properties of 10%

◦	Limited debt maturities through 2019 and well-laddered maturity profile

Goal:	Maintaining rental rates upon renewal or re-leasing of space to be consistent with prevailing market rates

Mr. Marcus led the execution of the leasing aggregating approximately 3.4 million rentable square feet (“RSF”) in 2016. This included growth in rental rates of 27.6% on lease renewals and re-leasing of space aggregating 2.1 million RSF, as well as 1.3 million RSF leased for new Class A properties through development and redevelopment. The leasing volume of 3.4 million is an outstanding achievement considering the limited contractual lease expirations in 2016 of 1.2 million RSF as of December 31, 2015.

Goal:	Driving the cost-effective completion of our development and redevelopment properties

Mr. Marcus led the cost effective completion of the Company’s new Class A properties through development and redevelopment projects. During 2016, the Company completed and placed into service ten new class A properties through development and redevelopment aggregating 1.9 million RSF with solid unlevered cash yields on our total investment ranging from 6.8% to 8.8%.

2017 Proxy Statement	34

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal:
Supporting our selective development strategy focused on high-quality properties that are well positioned within our identified core markets, have high-quality tenants in place, and offer attractive yields

•
Mr. Marcus led the strategic execution of the Company’s selective construction of new Class A properties through development and redevelopment in unique collaborative life science and technology campuses in urban innovation clusters. Additionally, Mr. Marcus led the leasing strategy for these properties focused on high-quality tenants in order to drive high quality cash flows and attractive yields on the Company’s investment.

•	During 2016, the Company executed long-term leases aggregating 1.3 million RSF related to the development and redevelopment of new Class A properties

•	New Class A properties expected to be completed and placed into service by the fourth quarter of 2017, aggregating 1.4 million RSF and highly leased at 80%, are expected to generate:

•	Solid cash yields of 6.8% on total investment

•	Incremental annual net operating income at stabilization in a range from $95 million to $105 million

•
During 2016, Mr. Marcus led the strategic allocation of capital to long-term, high-value markets. During 2016, including key acquisitions, 62% of the Company's capital was allocated to Cambridge, 7% to Mission Bay/SoMa, 1% to Manhattan, 19% to Torrey Pines/University Town Center, and 11% to other submarkets.

•	Key tenants subject to long-term leases for the development and redevelopment projects above included the following:

•	Bristol-Myers Squibb Company

•	Eli Lilly and Company

•	Illumina, Inc.

•	Merck & Co., Inc.

•	Sanofi Genzyme

•	The Children’s Hospital Corporation

Goal:	Fostering effective communication with the Board of Directors on matters of tactical and strategic importance, including risk management matters

Mr. Marcus met in person five times and held four telephonic meetings during 2016 with the full Board of Directors. These meetings covered many key topics, including matters of tactical and strategic importance (including risk management).

Goal:	Actively communicating on a regular basis with investors and analysts

Mr. Marcus led effective and regular communication with investors and analysts during 2016. Under the direction of Mr. Marcus, during 2016, the Company held over 250 meetings with investors and analysts. In addition, under the direction and leadership of Mr. Marcus, the Company hosted its annual Investor Day, as well as thought leadership series events such as Alexandria Summit® – Infectious Diseases 2016, Alexandria Summit® – Healthcare Economics 2016, Converge at Alexandria® – 1Q16: Rhythm & Blues: A Comprehensive Look at Bipolar Disorder, and others. Mr. Marcus attended and led each of these events.

Goal:	Effectively managing the career development of high-potential executives and addressing executive officer succession planning

Mr. Marcus managed the career development of the Company’s NEOs and senior officers. Leadership, mentoring, and developing of careers of the NEOs and senior officers are of strategic importance to Mr. Marcus and the Board of Directors, and to the long-term success of the Company. Mr. Marcus has consistently been effective in this important area, as evidenced by our low attrition rate and history of finding highly qualified candidates for promotion from within our strong bench. The non-CEO NEOs have an average tenure with the Company of approximately 18 years. Executive management and senior management have an average tenure with the Company of approximately 13 years.

2017 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2016 Annual Cash Incentive Award Decision for Mr. Marcus

As discussed above, in 2016, the Company delivered a very strong year of operating and financial performance resulting in TSR performance of 26.9%. Our TSR of 26.9% in 2016 and our TSR of 93.4% for the three-year period ended December 31, 2016, were higher than the TSR of seven of our eight peer companies and higher than the TSR of various indices – including the FTSE NAREIT Equity Office Index, the Russell 2000 Index, the SNL US REIT Office Index, and the S&P 500 Equity Index. Due to the strong operating and financial performance in 2016 with achievement of the corporate performance goals above the maximum for nine of the 10 goals (with only one of 10 goals slightly below the maximum but considerably above target), as shown on page 33, combined with the strong individual performance of Mr. Marcus in 2016 discussed above, the Compensation Committee awarded Mr. Marcus an annual cash bonus of $2,126,813.

Other NEOs’ 2016 Goals and Assessment of 2016 Performance

The performance goals described below were established for each of the NEOs in early 2016. As described above, the Compensation Committee does not apply specific weighting to such goals, and final cash incentive bonus amounts are determined based on a holistic assessment of results achieved. The Compensation Committee believes this approach reflects an appropriate balance between applying objective criteria to determine NEO bonuses and a desire to keep management focused on strategic decisions that are in the long-term best interests of our stockholders.

In early 2017, the Compensation Committee evaluated each NEO’s performance in the context of achievement of the accomplishments related to the goals established in early 2016, as further described below; achievement of the corporate performance accomplishments described above; and each NEO’s performance, position, tenure, experience, expertise, leadership, and management capability. As a result, the Compensation Committee awarded the other NEOs cash incentive bonuses for 2016 as follows: Dean Shigenaga, $950,000; Thomas J. Andrews, $950,000; Peter M. Moglia, $850,000; and Stephen A. Richardson, $900,000.

2017 Proxy Statement	36

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Shigenaga’s 2016 Goals and Assessment of 2016 Performance

Overview. As Chief Financial Officer, Mr. Shigenaga directed the organization to ensure the attainment of revenue and profitability goals and participated with the Chief Executive Officer and other NEOs in formulating and executing current and long-term plans, objectives, and policies. Mr. Shigenaga effectively oversaw the Company’s financial functions, including financial plans and policies, accounting practices and procedures, and the Company’s relationship with the financial community. Mr. Shigenaga regularly participated with the Chief Executive Officer and other NEOs in representing the Company in relations with analysts and stockholders. Mr. Shigenaga also directed the controller, treasury, and tax functions. Under Mr. Shigenaga’s leadership, the Company further strengthened its credit profile, which resulted in an increase in the S&P Global Ratings outlook for the Company to BBB from BBB-. In 2016, the Company executed its strategy and accessed diverse sources of capital strategically important to its long-term capital structure. Specifically, in 2016, the Company completed (i) $380.9 million of asset sales, (ii) an offering of $350 million of the Company’s 3.95% unsecured senior notes due on January 15, 2027, (iii) sales of common stock under our ATM common stock program aggregating $728.5 million, (iv) sales of common stock aggregating $715.9 million pursuant to forward equity sales agreement, (v) improved balance sheet leverage to 6.1x (fourth quarter of 2016 annualized net debt to Adjusted EBITDA), and (vi) improved fixed-charge coverage ratio to 3.8x and maintained significant liquidity throughout the year. In 2016, Mr. Shigenaga acted as an effective and responsive organizational leader in all of the Company’s financial matters, risk management, and internal controls.

Specific Individual Goals. The 2016 individual goals established for Mr. Shigenaga in early 2016 and the achievement of each goal, determined in early 2017, were as follows:

Goal:	Oversight of financial strategy and planning

Mr. Shigenaga oversaw financial and operating strategy and planning led by the corporate finance team. He was responsible for the disciplined management of key underlying assumptions for our financial and operating strategy, including leasing, same property net operating income performance, energy optimization and sustainability projects, construction (development and redevelopment), acquisitions, dispositions, and debt and equity capital. This oversight combined with the execution of our strategy by our entire team led to our solid FFO per share and NAV growth and our TSR performance.

Goal:	Management of the Company’s capital structure; maintenance of a strong and flexible balance sheet

•
Successfully executed the Company’s differentiated business strategy, which drove the Company’s strong operating and financial performance. As a result, the Company was selected to join the S&P 500 Index in March 2017.

•	Further strengthened the Company’s credit profile, which resulted in a corporate credit rating upgrade to BBB from BBB- by S&P Global Ratings.

•	Disposition of real estate for an aggregate sale price of $380.9 million.

•	Issuance of long-term unsecured senior notes payable aggregating $350 million at a stated interest rate of 3.95% and a maturity date of January 15, 2027.

•	Prudent use of common stock to support growth in FFO per share, as adjusted, and NAV.

◦	Sales of common stock under our ATM common stock program generated gross proceeds of $728.5 million.

◦	Sales of 7.5 million shares of common stock in December 2016 pursuant to forward equity sales agreements executed in July 2016 generated $715.9 million of net proceeds.

•	The items above combined with solid operating and financial results in 2016 resulted in the following key attributes of our capital structure (as of December 31, 2016, unless stated otherwise).

◦	Increased total balance sheet liquidity to approximately $2.2 billion.

◦	Improved net debt to Adjusted EBITDA (fourth quarter of 2016 annualized) to 6.1x.

◦	Improved fixed-charge coverage ratio (fourth quarter of 2016 annualized) to 3.8x.

◦	$14.2 billion total market capitalization.

◦	Disciplined management of gross investment in real estate for future pipeline of new Class A properties of 10%.

◦	Limited debt maturities through 2019 and well-laddered maturity profile.

Goal:	Active engagement with investment community

Mr. Shigenaga led efforts that resulted in the 2016 Investor CARE Gold Award and recognition by the National Association of Real Estate Investment Trusts, or NAREIT, for the second consecutive year as a first-in-class REIT that delivers quality, transparency, and efficiency in communications and reporting to the investment community. This award was judged by an independent panel of REIT securities analysts and portfolio managers. In addition, Mr. Shigenaga engaged with investors and analysts frequently throughout the year and during various real estate investor conferences. He was an active participant in a significant portion of over 250 investor and analyst meetings held by the Company during 2016.

2017 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal:	Effective communication with executive management on matters of tactical and strategic importance, including risk management matters

Mr. Shigenaga engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on strategic growth opportunities, franchise development, development and construction risk management, proactive management of contractual lease expirations, review of company wide operational strategy and efficiency, and review of energy efficiency and sustainability initiatives.

2017 Proxy Statement	38

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Andrews’ 2016 Goals and Assessment of 2016 Performance

Overview. As Executive Vice President–Regional Market Director (Greater Boston), Mr. Andrews oversaw the management of the Company’s largest regional franchise, representing 32% of the Company’s rentable square footage and 41% of its annual rental revenue as of December 31, 2016. In close coordination with the Company’s other senior executives, Mr. Andrews led a team of real estate professionals in implementing the Company’s strategic directives within the Greater Boston region, including the marketing and leasing of existing and newly developed or redeveloped space; the permitting, design, and construction of new development and redevelopment projects; the ongoing management of operating properties in the regional asset base; and the selective acquisition and disposition of properties in the Greater Boston region. In addition to his management activities in the Greater Boston region, Mr. Andrews also represented the Company to tenants, key members of the life science community, brokers, partners, analysts, and investors.

Specific Individual Goals. The 2016 individual goals established for Mr. Andrews in early 2016 and the achievement of each goal, determined in early 2017, were as follows:

Goal:	Solid growth in same property net operating income

Mr. Andrews achieved solid growth in cash same property net operating income of 7% for the Greater Boston region in 2016.

Goal:	Solid growth in rental rates on lease renewals and re-leasing of space

Mr. Andrews executed leases aggregating 1.2 million rentable square feet for the Greater Boston region during 2016. This also included 954,056 RSF related to lease renewals and re-leasing of space with growth in cash rental rates of 14.8%.

Goal:	Maintaining of solid occupancy

Mr. Andrews achieved occupancy of 96.2% in the operating asset base for the Greater Boston region as of December 31, 2016.

Goal:	Achieve high pre-leasing and/or high leased percentage of value-creation projects (ground-up development and/or redevelopment)

2016 leasing included 57,090 RSF related to value-creation projects. During 2016, Mr. Andrews completed four new Class A properties through development aggregating 744,200 RSF, which were 100% leased. As of December 31, 2016, one new Class A property aggregating 431,483 RSF was under construction and was 48% leased.

Goal:	Oversight and execution of value-creation projects on time, on budget, and at solid yields

Mr. Andrews led the diligent management and oversight of construction for each of the projects noted above. Each project is on schedule, on budget, and on track for delivery of solid yield on our investment. Completed new Class A properties were delivered on time and below originally disclosed budget and produced higher yields on our investments than originally disclosed.

Goal:	Execution of selective acquisition of value-added properties in urban innovation clusters

In November 2016, Mr. Andrews led the acquisition of One Kendall Square, a 644,771 RSF, nine-building collaborative life science and technology campus. This campus is located in the Kendall Square innovation district, which is home to three of Alexandria’s most prominent life science and technology campuses: Alexandria Technology Square®, Alexandria Center® at Kendall Square, and One Kendall Square. Key innovative tenants at these three campuses include, among others, Takeda Pharmaceutical Company Ltd., Sanofi Genzyme, Novartis AG, Massachusetts Institute of Technology, Biogen Inc., and GlaxoSmithKline plc. The Kendall Square innovation district represents the top life science cluster submarket in the nation. One Kendall Square was acquired for a purchase price of $725.0 million. The campus is 97.3% occupied and provides us with a significant opportunity to increase cash flows through the 1) near term market to market of below market in-place rents averaging $47/RSF with 55% of contractual lease expirations through 2019, 2) opportunity to convert office space into office/laboratory space through redevelopment, and 3) opportunity to construct a new Class A property aggregating 172,500 square feet on the campus.

Goal:	Execution of selective real estate dispositions to enable capital allocation into high-value Class A properties in unique collaborative life science and technology campuses

Mr. Andrews completed the sale of one operating property in a none-core location at an aggregate sales price of $17.6 million.

Goal:	Maintaining of high operating margins

Mr. Andrews maintained very solid operating margins of 73% for the Greater Boston region.

2017 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Goal:	Active engagement with investment community

Mr. Andrews engaged with investors and analysts frequently throughout the year related to the Company’s interests in the Greater Boston region and during various real estate investor conferences. He was an active participant in a significant portion of over 250 investor and analyst meetings held by the Company during 2016.

Goal:	Effective communication with executive management on matters of tactical and strategic importance, including risk management matters

Mr. Andrews engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on franchise development, C-suite relationship targets for ongoing development of future tenant base, development and construction risk management, proactive management of contractual lease expirations, and review of operational efficiency, energy efficiency, and sustainability initiatives.

2017 Proxy Statement	40

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Moglia’s 2016 Goals and Assessment of 2016 Performance

Overview. As Chief Investment Officer, Mr. Moglia, in tandem with Mr. Marcus and other NEOs, was responsible for working with the Company’s regional leaders to maximize the value of the Company’s individual franchises through the execution of leases for existing space and build-to-suit opportunities, the acquisition of new properties, the execution of joint venture equity recapitalizations, the obtaining of a secured construction loan, and the sale of real estate. Mr. Moglia also oversaw the Company’s real estate underwriting group, which provided financial modeling and market research to support the Company’s acquisition, leasing, joint venture equity recapitalizations, and development and redevelopment activities. In addition, Mr. Moglia represented the Company at selected investor meetings, in on-camera interviews, and in printed press articles, providing insight into the Company’s strategy for mission-critical activities. During 2016, Mr. Moglia’s efforts contributed to the Company’s leasing volume of 3.4 million RSF and important capital-raising activities. Also in 2016, Mr. Moglia oversaw the strategically important dispositions raising over $380.9 million in capital for the Company. Mr. Moglia was responsible for the underwriting and due diligence of three real estate acquisitions with an aggregate purchase price of approximately $997.6 million. Mr. Moglia added value to the Company with effective leadership, a broad knowledge of real estate underwriting project-level finance, joint venture recapitalization, and day-to-day management of our revenue-related activities.

Specific Individual Goals. The 2016 individual goals established for Mr. Moglia in early 2016 and the achievement of each goal, determined in early 2017, were as follows:

Goal:	Raising capital and further strengthening our long-term capital structure

Mr. Moglia assisted in and provided key oversight of dispositions of real estate for an aggregate sales price of $380.9 million. Dispositions in 2016 consisted of sales aggregating $274.6 million and funding from our joint venture partner aggregating $106.3 million.

Goal:	Management of real estate underwriting group for key leasing activity
Mr. Moglia oversaw the real estate finance team and provided our regional leadership with key input on important leasing transactions. His efforts contributed to the leasing volume of 3.4 million RSF. Additionally, Mr. Moglia and his real estate finance team contributed to increases in rental rates of 27.6% related to 2.1 million RSF of lease renewals and re-leasing of space (included in the 3.4 million RSF).

Goal:	Management of underwriting group for development and redevelopment of new Class A properties
Mr. Moglia, along with his real estate finance team, provided key modeling of returns on our development and redevelopment of ten new Class A properties aggregating 1.9 million RSF.

Goal:	Oversight of negotiating, underwriting, and due diligence of acquisition opportunities

Mr. Moglia oversaw three real estate acquisitions aggregating 14 properties and a total purchase price of $997.6 million.

Goal:	Effective communication with executive management on matters of tactical and strategic importance, including risk management matters

Mr. Moglia engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on franchise development, development and construction risk management, proactive management of contractual lease expirations, and review of operational efficiency.

Goal:	Effective communication with investors, analysts, and the general public and providing of insight into the Company’s strategy for mission-critical activities

Mr. Moglia conducted two on-camera interviews that were published on the NAREIT website and one print interview for benzinga, published through Yahoo Finance, and was quoted multiple times in articles for Institutional Investor and REIT Magazine.

2017 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Mr. Richardson’s 2016 Goals and Assessment of 2016 Performance

Overview. Mr. Richardson’s broad responsibilities as Chief Operating Officer and Regional Market Director – San Francisco include leadership activities, in conjunction with the Chief Executive Officer, the Chief Financial Officer, and other NEOs, representing the Company during meetings with investors and analysts at NAREIT and various conferences, numerous one-on-one meetings, the Company’s quarterly earnings calls, and its annual investor day, as well as regional strategic planning meetings, financial analysis, and national accounts sessions. Mr. Richardson’s responsibilities as the Regional Market Director for the San Francisco region include overall franchise development and enhancement via a broad and deep network with C-suite life science and technology company executives, investment and leasing brokers, key city officials and consultants, as well as detailed strategic planning, revenue growth, and leadership for the regional team. Among the significant accomplishments in 2016 in San Francisco were the acquisition of the remaining 49% interest in our real estate joint venture with Uber Technologies, Inc. (“Uber”) for $90.1 million, resulting in our 100% ownership in two land parcels and a parking garage and leasing of our assets to Uber for 75 years at initial stabilized yields of 14.4% and 7.0% (cash basis); and the leading of the Alexandria team to secure a 293,855 RSF, 15-year build-to-suit lease with Merck & Co., Inc. at 213 East Grand Avenue in our South San Francisco submarket. Mr. Richardson led the overall regional operations, highlighted by the leasing of 1.1 million square feet, featuring significant positive cash and GAAP rental rate growth contributing to strong core growth during the year, and a 99.9% leased status for the region’s 3,953,311 square feet of operating properties and three new Class A properties currently under construction as of December 31, 2016.

Specific Individual Goals. The 2016 individual goals established for Mr. Richardson in early 2016 and the achievement of each goal, determined in early 2017, were as follows:

Goal:	Solid growth in same property net operating income

Mr. Richardson achieved growth in cash same property net operating income of 4% for the year ended December 31, 2016, for the San Francisco region.

Goal:	Solid growth in rental rates on lease renewals and re-leasing of space

Mr. Richardson executed leases aggregating 1.1 million RSF for the year ended December 31, 2016, for the San Francisco region. This includes 716,835 RSF related to new Class A properties under construction and 378,983 RSF related to lease renewals and re-leasing of space with growth in cash rental rates of 14%.

Goal:	Maintaining of exceptional occupancy levels

Mr. Richardson achieved occupancy of 99.9% in the operating asset base for the San Francisco region as of December 31, 2016.

Goal:	Oversight and execution of value creation project on budget and at highly profitable yields

Mr. Richardson led the diligent management and oversight of construction for each of the projects noted above. Each project is on budget and on track for delivery of solid yield on our investment.

Goal:	Maintaining of high operating margins

Mr. Richardson maintained solid operating margins of 70% for the San Francisco region.

Goal:	Active engagement with investment community

Mr. Richardson engaged with investors and analysts frequently, quarterly, and throughout the year related to the Company’s interests in the San Francisco market, and other markets, and during various real estate investor conferences. He was an active participant in a significant portion of over 250 investor and analyst meetings held by the Company during 2016.

Goal:	Effective communication with executive management on matters of tactical and strategic importance, including risk management matters

Mr. Richardson engaged frequently, quarterly, and throughout the year with executive management in strategy meetings focused on strategic growth opportunities, franchise development, C-suite relationship targets for development of future tenant base, development and construction risk management, proactive management of contractual lease expirations, and review of company-wide operational strategy and efficiency, energy efficiency, and sustainability initiatives.

2017 Proxy Statement	42

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Long-Term Incentive Awards Granted in 2016 to Mr. Marcus

Structure of the 2016 Marcus Grant –Target 50% Performance-Based Vesting and Target 50% Service-Based Vesting
Mr. Marcus’s 2015 Employment Agreement provides for an annual long-term incentive award in the form of restricted stock to be granted in 2016 with an aggregate target of $5,500,000 (the “2016 Marcus Grant”). The 2016 Marcus Grant has the terms and conditions described below. The 2016 Marcus Grant was granted on March 22, 2016, in the form of a restricted stock award as described below.

The 2016 Marcus Grant was divided equally into 32,138 target shares of service-vesting restricted stock and 32,137 target shares of performance-vesting restricted stock. However, the 2016 Marcus Grant was in the form of a restricted stock award, and therefore, with respect to the performance-vesting portion, the maximum number of shares that could vest in the event of outperformance, aggregating 50,263 shares, was granted and subject to forfeiture, as described below. With respect to the service-vesting portion, no more than the target number of shares may ever vest. With respect to the performance-vesting portion, pursuant to Mr. Marcus’s 2015 Employment Agreement, the maximum amount that may vest for outperformance is 156.4% of the 32,137 target shares, or 50,263 shares, and no shares will vest if the minimum level of performance is not achieved. An aggregate of 82,401 shares were subject to the 2016 Marcus Grant, as shown in the “Overview of 2016 Marcus Grant” table below. The performance-vesting requirements are described below and summarized in the “Performance-Based Portion of 2016 Marcus Grant” table below.

Reported Value of the 2016 Marcus Grant
The 2016 Marcus Grant is reported for purposes of the tables in this Proxy Statement at its accounting fair value at the grant date of March 22, 2016. For accounting purposes, the grant date fair value of the 2016 Marcus Grant is based on the March 22, 2016, grant date stock price of $88.58, rather than the January 8, 2016, stock price of $85.57 used to determine the number of shares subject to the 2016 Marcus Grant, as described above. As a result, the grant date fair value of the 2016 Marcus Grant is $5,996,784, which is the amount used for disclosure in the “Summary Compensation Table” on page 51 and the “2016 Grants of Plan-Based Awards Table” on page 53. Please also refer to footnote 16 of our Form 10-K for the year ended December 31, 2016, for additional information on fair value accounting for stock awards subject to performance and market condition vesting.

Rigorous FFO Per Share Performance Goal, Relative TSR Performance Goal, and Three-Year Performance Period
As shown in the “Overview of 2016 Marcus Grant” table below, the Compensation Committee designed the performance-based portion of the 2016 Marcus Grant to vest based upon growth in FFO per share over the three-year period of 2016–2018, subject to adjustment based on TSR relative to the TSR of companies in the FTSE NAREIT Equity Office Index over that same three-year period. FFO is a measure of performance for REITs that was established by the Board of Governors of NAREIT and is widely used both internally by REITs and externally by REIT investors and analysts to measure performance. TSR is also widely regarded as an important measure of company performance.

Overview of 2016 Marcus Grant

Target Equity Award (1)		March 22, 2016 Grant
	Maximum LTI Award (1)	Accounting Fair Value	Shares (Maximum)		Vesting Description
$2,750,000	$4,301,000	$3,150,000	50,263	(1)	3-Yr Growth in FFO per share and 3-Yr TSR Relative to FTSE NAREIT Equity Office Index
2,750,000	2,750,000	2,846,784	32,138		Time-based vesting over 3 years
$5,500,000	$7,051,000	$5,996,784	82,401

(1)
The maximum shares were determined by dividing the $2,750,000 target by the closing stock price on January 8, 2016, of $85.57 and then multiplying by 156.4%, as described above under “Structure of the 2016 Marcus Grant – Target 50% Performance-Based Vesting and Target 50% Service-Based Vesting.”

Disclosure and Rigor of FFO Per Share Performance Goals
The specific FFO per share threshold, target, and maximum for the 2016 Marcus Grant are not disclosed now because it would be competitively harmful to do so during the three-year performance period, which is common practice with multi-year performance awards. We will disclose the specific FFO per share metrics at the end of the three-year performance period, as included below with respect to the completed performance period for the grant made to Mr. Marcus in 2014 under “Performance Goals for Long-Term Incentive Award Granted to Mr. Marcus in 2014 and Vested in 2016.” We believe that providing disclosure before the end of the performance period would be competitively harmful.

In the meantime, to help stockholders evaluate the rigor of the FFO per share goal, in 2014, when this program was initially implemented under Mr. Marcus's employment agreement, we disclosed that the target was based upon a level of FFO per share growth that would have been approximately equal to or greater than the 75th percentile of companies in the FTSE NAREIT Equity Office Index in six out of nine periods containing three consecutive calendar years from 2003 to 2013.

2017 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Subject to Forfeiture if Minimum Level of Performance Not Achieved and Maximum Size of 2016 Marcus Grant Capped

As shown in the “Performance-Based Portion of 2016 Marcus Grant” table below, if FFO per share growth over the applicable three-year period is less than the minimum amount, then the performance-based portion of the 2016 Marcus Grant will be forfeited in its entirety.

If FFO per share growth over the applicable three-year period is equal to or greater than the minimum amount, then the amount of the award eligible for vesting by application of the FFO per share growth criteria will be subject to adjustment by application of an additional TSR criteria, which also have threshold, target, and maximum goals. The TSR criteria measures the Company’s TSR over the three-year period of 2016–2018 relative to the TSR of companies included in the FTSE NAREIT Equity Office Index over the same period. Vesting is interpolated for performance between the minimum and maximum goals.

The cap on the amount of the performance-based portion of the 2016 Marcus Grant eligible for vesting in the event of outperformance is 156.4% of the target number of performance-based shares, or 50,263 maximum shares based upon 32,137 target shares. The maximum aggregate number of shares that may vest under the 2016 Marcus Grant is 82,401 shares, or 128.2%, of the 64,275 target shares.

This Portion of the 2016 Marcus Grant is Subject to Forfeiture and a Cap

FFO/Share		TSR Modifier		Cap
Goal	Vesting	Goal (1)	Vesting

Below minimum	Forfeiture			50,263 Shares

Threshold	Target Less 50%	<25th Percentile	Decrease 50%

Target	32,137 Shares	Median	No change

Maximum	Target Plus 50%	≥75th Percentile	Increase 50%

(1)	Based upon Company TSR relative to the TSR of companies in the FTSE NAREIT Equity Office Index.

Performance Goals for Long-Term Incentive Award Granted to Mr. Marcus in 2014 and Vested in 2016

In early 2014, Mr. Marcus was granted a long-term incentive award, one-half of which was subject to vesting based upon a combination of three-year growth in FFO per share and three-year relative TSR with the remaining one-half of the award subject to time-based vesting over the three-year period ended on December 31, 2016. The specific performance goals for this award are provided in the table below.

FFO/Share		TSR Modifier		Cap
Goal	Vesting	Goal (1)	Vesting

Below 10%	Forfeiture			67,077 Shares

Threshold: 12%	Target Less 50%	<25th Percentile	Decrease 50%

Target: 15%	42,888 Shares	Median	No change

Maximum: 18%	Target Plus 50%	≥75th Percentile	Increase 50%

Actual: 25%		Actual: 100th Percentile		Vested: 67,077 Shares
The maximum vesting for Mr. Marcus’s 2014 award was the result of exceptional corporate performance for the three-year performance period. When our Compensation Committee set the goals in 2014, it set rigorous three-year performance goals tied to our long-term strategic goals and creation of stockholder value. In fact, the target was based on a level of FFO per share growth that would have been approximately equal to or greater than the 75th percentile of companies in the FTSE NAREIT Equity Office Index in six out of nine periods containing three consecutive calendar years from 2003 to 2013.

In setting the goal for FFO per share growth, the Compensation Committee also considered the Company’s actual operating and financial results during the most recent three-year period ended December 31, 2013, and future operating and financial performance considerations. The key factors considered when setting the goal for FFO per share growth and the key drivers of actual FFO per share growth for the three years ended December 31, 2016, were as follows:

2017 Proxy Statement	44

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Performance Goals for Long-Term Incentive Award Granted to Mr. Marcus in 2014 and Vested in 2016 (continued)
High leasing volume in light of minimal contractual lease expirations

•	What the Compensation Committee Considered When Setting the Goals: Contractual lease expirations aggregated 3.5 million RSF as of December 31, 2013, for the three years ended December 31, 2016.

•
Key Drivers of Actual FFO Per Share Growth During the Performance Period: During the three years ended December 31, 2016, we executed leases aggregating 11.1 million RSF, of which 5.8 million RSF related to lease renewals and re-leasing of space, 1.3 million RSF related to vacant space as of the beginning of each respective year, and 4.1 million RSF related to new class A properties through development and redevelopment. Aggregate leasing activity in 2015, included the highest annual leasing volume in the Company’s 20-year history aggregating 5.0 million RSF. The strong leasing activity during the three years ended December 31, 2016, representing 7.6 million RSF in excess of the aggregate contractual expirations at the beginning of this period, combined with strong rental rate growth and addition of 12 Class A properties, as noted below, resulted in significant outperformance in FFO per share growth relative to the goal established at the beginning of the three-year performance period.

Strong rental rate growth

•
What the Compensation Committee Considered When Setting the Goals: The weighted-average rental rate growth achieved in the three years ended December 31, 2013, was 8.8% and 0.2% on a cash basis. At the end of 2013, the Company projected rental rate growth on lease renewals and re-leasing of space in a range from 8% to 11% for the year ended December 31, 2014.

•
Key Drivers of Actual FFO Per Share Growth During the Performance Period: Actual weighted-average rental rate growth for the three years ended December 31, 2016, was 21% and 9.5% on a cash basis, significantly above rental rate growth from leasing activity forecasted for 2014 and actual rental rate growth from leasing activity for the three years ended December 31, 2013.

Improvement in occupancy

•
What the Compensation Committee Considered When Setting the Goals: Overall occupancy increased from 94.3% at the end of 2010 to 95.9% at the end of 2013, the highest occupancy level achieved in the prior ten years. The Compensation Committee considered maintaining this high level of occupancy to be a significant goal.

•	Key Drivers of Actual FFO Per Share Growth During the Performance Period: Actual occupancy at the end of 2016, increased to 96.9%, improving on an already high level of occupancy.
Addition of 45 properties, including 36 properties that were not under construction or identified as potential acquisitions as of December 31, 2013

•
What the Compensation Committee Considered When Setting the Goals: As of December 31, 2013, only eight of the 19 properties discussed below were under active construction. The other 11 new class A properties, aggregating 1.9 million RSF, represented development and redevelopment projects that commenced subsequent to December 31, 2013, and generated an additional $89 million of incremental annual net operating income.

•	Key Drivers of Actual FFO Per Share Growth During the Performance Period: During the three years ended December 31, 2016

•
We completed the acquisition of 17 operating properties, aggregating 1.3 million RSF for an aggregate purchase price of $1.2 billion. These 17 properties generated incremental annual net operating income of $78 million.

•
We also completed the purchase of the remaining outstanding noncontrolling interest in our 1.2 million RSF campus at Alexandria Technology Square® in our Cambridge submarket which generated incremental annual net operating income of $7 million.

•
We placed into service 12 new Class A properties aggregating 2.9 million RSF through ground-up development. Only five of the 12 properties were under active construction as of December 31, 2013. Of the remaining seven properties, three of properties were acquired, leased, developed, and placed into service subsequent to December 31, 2013, and the other four properties were leased, developed, and placed into service subsequent to December 31, 2013; these seven properties generated an additional $71 million of incremental annual net operating income.

2017 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Performance Goals for Long-Term Incentive Award Granted to Mr. Marcus in 2014 and Vested in 2016 (continued)

•
We placed into service seven new Class A properties aggregating 0.6 million RSF through redevelopment. Only three of the seven properties were under active construction as of December 31, 2013. Of the remaining four properties, three of properties were acquired, leased, redeveloped, and placed into service subsequent to December 31, 2013, and one property was leased, redeveloped, and placed into service subsequent to December 31, 2013; these four properties generated an additional $18 million of incremental annual net operating income.

•	We commenced construction of nine new Class A properties aggregating 2.0 million RSF. As of December 31, 2016, these properties were undergoing construction and were 95% leased or under negotiation.
Improvement in long-term cost of capital

•
What the Compensation Committee Considered When Setting the Goals: The corporate credit rating from S&P Global Ratings was BBB-/stable, net asset value per share(1) was $70.00 and FFO per share multiple(2) was 15.0x.

•
Key Drivers of Actual FFO Per Share Growth During the Performance Period: The following items, combined with the items noted above, contributed to improvement in our long-term cost of capital and our outperformance in FFO per share growth for the three year performance period:

•	Improved fourth quarter annualized net debt to Adjusted EBITDA from 6.6x in 2013, to 6.1x in 2016.

•	Further strengthened the Company’s credit profile, which resulted in a corporate credit rating upgrade to BBB from BBB- by S&P Global Ratings.

•	Improved our net asset value per share(1) of $70.00 as of December 31, 2013, to $111.00 as of December 31, 2016.

•	Improved average FFO per share multiple(2) from 15.0x in 2013 to 18.8x in 2016.

•
In 2015, Mr. Marcus established an important relationship with a high-quality institutional investor, which allowed us to generate approximately $709 million in 2015 and 2016 through the sales of partial interests in five properties at a weighted average cap rate of 5.0%. These sales allowed us to raise strategic capital at an attractive cost to fund the growth of our business with the addition of properties discussed above.

(1)
Net asset value per share for each year is calculated as an average of net asset value estimates from Bank of America Merrill Lynch, Barclays Capital Inc.,Citigroup Global Markets Inc., Evercore ISI, Green Street Advisors, Inc., J.P. Morgan Securities LLC., and UBS Securities LLC.

(2)	FFO per share multiple is using the average quarter end stock price divided by FFO per share - diluted, as adjusted, for the respective year.

Long-Term Incentive Awards Granted in 2016 to Other NEOs
Each of the employment agreements for Messrs. Shigenaga, Andrews, Moglia, and Richardson provides for long-term incentive awards at the discretion of the Compensation Committee. Based on the achievement of 2015 corporate performance accomplishments; an evaluation of each NEO’s performance, position, tenure, experience, expertise, leadership, management capability, and contribution to profitability, growth in FFO per share and NAV, and long-term stockholder value; and 2015 individual performance accomplishments, each NEO was granted a restricted stock award for the number of shares set forth below in the “2016 Grants of Plan-Based Awards Table” on page 53. These restricted stock awards vest based on each NEO’s continued service over a four-year period. The value of each restricted stock award increases or decreases with our stock price. Our Compensation Committee believes that granting restricted stock awards is appropriate for several reasons, including that it is consistent with the practices at our peer companies, that it provides a useful retention tool, and that it helps us manage dilution because fewer shares are granted subject to restricted stock awards than would be granted subject to stock options.

2017 Proxy Statement	46

COMPENSATION DISCUSSION AND ANALYSIS (continued)

2016 Outperformance Program

Overview

In response to feedback from certain stockholders, in March 2016, our Compensation Committee adopted a long-term outperformance program, or the 2016 outperformance program, whereby each of our NEOs received an award, 75% of which is eligible to vest upon achievement of exceptional TSR on a relative basis compared to the constituents of the FTSE NAREIT Equity Office Index, or the “Index Companies” and 25% of which is eligible to vest upon achievement of exceptional TSR on an absolute basis, over a three-year performance period. The shares subject to each award are also subject to a one-year holding period after vesting to further underscore the long-term retentive element.

Our Outperformance Program Completes Our Pay Package

The outperformance program was designed to be complementary to our regular long-term equity compensation program and reward only exceptional levels of performance. Regular long-term equity grants ensure competitive compensation opportunities. Our outperformance program completes the total pay opportunity for our NEOs when exceptional levels of performance are reached.

Challenging Performance Hurdles

In order for an NEO to earn the full award under our outperformance program, our TSR during the three-year performance period must be in the top 25% of Index Companies and must equal or exceed 40%. If our TSR is 40% during the three-year performance period, the value of the maximum payout will be less than 0.3% of the overall value generated for stockholders.

The relative and absolute portions of each outperformance award can be earned as follows (with linear interpolation for performance in between levels):

75% Relative		25% Absolute
TSR	Vesting	TSR	Vesting

Threshold: <50th Percentile of Index Companies	0%	Threshold: <21%	0%

Target: 50th Percentile of Index Companies	25%	Target: 21%	25%

Maximum: 75th Percentile of Index Companies	100%	Maximum: 40%	100%

Changes in Control and Termination of Service

In the event of a change of control during the performance period:

•
The performance goals for the relative portion of each outperformance award will be earned based on the Company’s TSR through the change of control against that of the Index Companies for the same period. If the change of control occurs during the first year of the performance period, the number of shares earned is also prorated for the same period.

•
The performance goals for the absolute portion of each outperformance award will be prorated for the portion of the performance period elapsed through the change of control and actual performance measured against those prorated goals. If the change of control occurs during the first year of the performance period, the number of shares earned is also prorated for the same period.

If an NEO is terminated without cause or resigns for good reason during the performance period, his outperformance award will remain outstanding and subject to vesting based on attainment of the performance goals through the original performance period, as if termination had not occurred, but with the number of shares earned prorated for the portion of the performance period worked.

2017 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Other Compensation Policies

Stock Ownership Guidelines

We believe that share ownership by our directors and senior officers can help align their interests with our stockholders’ interests. To that end, in March 2016, the Board of Directors amended the Corporate Governance Guidelines to increase the stock ownership requirements applicable to all of Alexandria’s non-employee directors and executive officers.

Within five years of becoming subject to these revised guidelines, our senior officers and non-employee directors are required to own shares of common stock with a value equal to the following multiple of his or her base salary or, in the case of our non-employee directors, the cash portion of his or her annual director’s retainer:

Senior Officers and Non-Employee Directors	Multiple of Base Salary or Annual Director’s Retainer	Compliance?(1)
Chief Executive Officer	6x	Yes
Chief Financial Officer, Chief Operating Officer, Chief Investment Officer, and Other Executive Officers	3x	Yes
Senior Vice Presidents	1x	Yes
Non-Employee Directors	3x	Yes

(1)
All senior officers and directors are required to report their ownership status to the Chief Financial Officer on an annual basis. All senior officers are currently in compliance with their applicable requirements. All directors are also in compliance with these requirements, other than Ambassador Cain, who became a director in 2015 and therefore is still in the five-year phase-in period.

NEOs must hold 50% of net after-tax shares received until the above-listed ownership requirements are met. Under the guidelines, the Chief Financial Officer will review each director’s and senior officer’s stock ownership levels in January of each year.

Once an individual satisfies the policy, he or she is deemed to continue to satisfy the policy without regard to fluctuation in value of equity interests owned, provided that the individual’s holdings do not decline below the number of shares beneficially owned at the time the stock ownership requirements were met.

Clawback Policy

The Company has a clawback policy applicable to NEOs. The policy allows for the recoupment of cash and long-term incentive awards paid to an NEO on the basis of the Company’s performance in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) as a result of actual fraud or willful unlawful misconduct by the NEO that materially contributed to the need for the restatement. The policy is administered by the Compensation Committee.

Anti-Hedging and Anti-Pledging Policies

In April 2013, the Company enacted an anti-hedging policy applicable to directors, officers, and employees. The policy prohibits directors, officers, and employees from engaging in, among other things, short sales, hedging transactions, or trading in put and call options with respect to the Company’s securities. The Company believes that prohibiting these types of transactions will help ensure that the economic interests of all directors, officers, and employees will not differ from the economic interests of the Company’s stockholders. In addition, the Company has previously adopted anti-pledging policies that prohibit any director, officer, or employee from pledging the Company’s shares as collateral for a loan or holding Company shares in a margin account unless the individual has and maintains a sufficient amount of immediately available cash or securities at all times to prevent a sale of the Company’s shares during a time when such a sale would be prohibited by the Company’s insider trading policy.

Tax Treatment

Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, limited exceptions to Section 162(m) apply with respect to performance-based compensation. The Compensation Committee will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements, and may grant compensation that is non-deductible in circumstances it deems appropriate.

2017 Proxy Statement	48

COMPENSATION DISCUSSION AND ANALYSIS (continued)

Sustainability and Corporate Giving

The Company strives to improve the workplace environment and reduce its environmental footprint through sustainable, efficient building design and operations. Specifically, the Company has earned LEED certification on several new development projects and incorporated sustainable enhancements into existing operating facilities. As of December 31, 2016, the Company had 30 LEED certifications, with an additional 17 LEED certifications in process, aggregating 8 million RSF. Upon completion of in-process certifications, we expect LEED-certified projects will generate 51% of our total annual rental revenue. Beyond LEED certifications, the Company seeks to advance the resource efficiency and environmental ecosystem of its facilities to produce the most collaborative, innovative, productive, and sustainable work environments for its tenants. In 2016, the Company engaged third-party consultants to conduct facility energy benchmarking and audits of its sustainability operations to help enhance its facilities and best practices for laboratory space management. Other initiatives have included the implementation of energy optimization projects, eco-friendly transportation, on-site healthy meal choices, fitness centers, and sustainable gardens. The Company’s employees donate their time to many charitable organizations, and the Company contributes annually to other worthwhile charitable organizations. Specifically, the Company strives to support leading non-profit organizations in areas that include scientific research and development, local community support, military service support, and science education.

Compensation Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the compensation program and has designed the Company’s compensation program with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through balancing appropriate entrepreneurship and risk taking with the exercise of prudent business judgment. The Compensation Committee believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking and has concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company’s business or financial condition:

•
The Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting, and other financial, operational, and compliance policies and practices (see “The Board’s Role in Risk Oversight” on page 14 for a discussion of the role of the Board of Directors in the risk oversight process);

•	The diversified nature of the Company’s overall real estate asset base and tenant mix with respect to industries and markets served and geographic footprints;

•
The review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk reward balance, and do not encourage unnecessary or excessive risk taking;

•	Competitive base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	The determination of stock awards based on a review of a variety of qualitative factors;

•	Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation;

•	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company;

•	Meaningful stock ownership guidelines for executive officers and directors;

•	The anti-hedging policy described above; and

•	The Company’s clawback policy, which is described above.

2017 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS (continued)

[ THIS PAGE INTENTIONALLY LEFT BLANK ]

2017 Proxy Statement	50

Compensation Tables and Related Narrative

Summary Compensation Table Introduction

As described under “Compensation Philosophy,” the fundamental principle that drives pay decisions of the Compensation Committee is to align pay with performance. The experience, abilities, and commitment of our NEOs (whose tenure ranges from 16 to 23 years) provide unique skillsets to the Company in its business of owning and operating niche real estate for the broad and diverse life science and technology industries and therefore have been, and will continue to be, critical to the Company’s long-term success, including the achievement of each of our key objectives: profitability, growth in FFO per share and NAV, and creation of long-term stockholder value. The Compensation Committee believes that each NEO’s total annual compensation should vary with the performance of the Company for the year in question. 2016 was a year of significant achievements as described throughout this Proxy Statement and in the following charts:

TSR
1 Year Ended		2 Years Ended		3 Years Ended		5/28/97 (IPO) through
12/31/16		12/31/16		12/31/16		12/31/16

ARE	26.9%	ARE	33.6%	ARE	93.4%	ARE	1,098.2%
Russell	21.3%	Peers	17.6%	Peers	58.1%	Peers	690.6%
Peers	14.6%	Russell	16.0%	FTSE	42.8%	FTSE	468.1%
FTSE	13.2%	S&P	13.5%	SNL	41.9%	SNL	403.0%
S&P	12.0%	FTSE	13.5%	S&P	29.0%	Russell	366.6%
SNL	11.6%	SNL	12.6%	Russell	21.6%	S&P	280.1%

High ARE Percentile Ranking (1)

FTSE	75%	FTSE	90%	FTSE	100%	FTSE	86%
SNL	80%	SNL	91%	SNL	100%	SNL	89%
Peers	88%	Peers	75%	Peers	88%	Peers	75%

(1) See additional information on page 23.

2016 CEO total compensation percentile ranking within 2016 ARE Peer Group	75%

2016 average non-CEO NEO total compensation percentile ranking within 2016 ARE Peer Group	75%

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Joel S. Marcus,	2016	950,000	—		7,438,836	(4)	2,126,813	563,249	228,601	11,307,499
Chief Executive Officer and Founder	2015	895,000	—		8,046,245		2,005,359	118,180	159,306	11,224,090
	2014	895,000	—		7,931,829		1,993,625	—	184,921	11,005,375

Dean A. Shigenaga,	2016	495,000	950,000		4,105,796		—	12,416	92,903	5,656,115
Chief Financial Officer	2015	450,000	1,015,000	(5)	3,094,080		—	9,142	118,260	4,686,482
	2014	425,000	650,000		2,212,500		—	10,223	117,083	3,414,806

Thomas J. Andrews,	2016	495,000	950,000		4,105,796		—	1,035,359	95,027	6,681,182
EVP – Regional Market Director – (Greater Boston)	2015	475,000	750,000		3,094,080		—	163,395	122,945	4,605,420
	2014	450,000	650,000		1,991,250		—	10,401	121,693	3,223,344

Peter M. Moglia,	2016	495,000	850,000		3,484,676		—	10,084	89,857	4,929,617
Chief Investment Officer	2015	450,000	600,000		2,531,520		—	7,968	115,058	3,704,546
	2014	425,000	525,000		1,770,000		—	8,671	113,883	2,842,554

Stephen A. Richardson,	2016	495,000	900,000		3,795,236		—	60,890	89,998	5,341,124
Chief Operating Officer and Regional Market Director – (San Francisco)	2015	450,000	710,000		2,812,800		—	11,572	115,200	4,099,572
	2014	425,000	650,000		1,770,000		—	13,430	114,022	2,972,452
See footnotes on next page.

2017 Proxy Statement	51

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Summary Compensation Table (continued)

(1)        The dollar values of restricted stock awards set forth in this column are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Notes 2 and 16 of the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Certain amounts shown in this column relate to restricted stock awards that were tied to the achievement of predetermined corporate and individual goals. Assuming achievement of the highest level of performance, the accounting fair values of the restricted stock awards to Mr. Marcus that will ultimately be recognized as compensation expense are as follows: 2014: $8,561,829; 2015: $8,566,245; and 2016: $9,715,241. Assuming achievement of the highest level of performance, the accounting fair values of the restricted stock awards to the NEOs, excluding Mr. Marcus, that will ultimately be recognized as compensation expense are as follows:

	Dean A. Shigenaga	Thomas J. Andrews	Peter M. Moglia	Stephen A. Richardson
Restricted Stock Amount for 2016	$4,520,190	$4,520,190	$3,899,070	$4,209,630

(2)	Amounts consist of the following:

Change in Pension Value and Non–qualified Deferred Compensation Earnings ($)	Joel S. Marcus	Dean A. Shigenaga	Thomas J. Andrews	Peter M. Moglia	Stephen A. Richardson
Aggregate change in the actuarial present value of accumulated benefits under the Company’s Pension Plan	$—	$11,351	$11,496	$10,084	$11,546
Above-market or preferential earnings under the DC Plan	563,249	1,065	1,023,863	-	49,344
Earnings reflected in the table above	$563,249	$12,416	$1,035,359	$10,084	$60,890
Below-market losses under the DC Plan not shown above	$—	$—	$—	$—	$—

(3)
The amounts set forth in this column include the Company’s contribution to: (a) NEOs’ employee accounts under the Company’s 401(k) plan and Pension Plan; (b) the Company’s profit-sharing plan and executive profit-sharing plan; (c) life insurance premiums; (d) medical premiums; and (e) disability premiums, as follows:

All Other Compensation ($)	Joel S. Marcus	Dean A. Shigenaga	Thomas J. Andrews	Peter M. Moglia	Stephen A. Richardson
Pension Plan	$—	$50,000	$50,000	$50,000	$50,000
Profit-sharing plan	35,000	35,000	35,000	35,000	35,000
Insurance premiums	193,601	7,903	10,027	4,857	4,998
All other compensation	$228,601	$92,903	$95,027	$89,857	$89,998

(4)	See “Long-Term Incentive Awards Granted in 2016 to Mr. Marcus” on page 43 for additional information.

(5)
The cash incentive bonus for 2015 for Mr. Shigenaga included $250,000 awarded in recognition of achievement of the Investor CARE (communication and Reporting Excellence) Gold Award by NAREIT awarded to the Company as a best-in-class REIT that delivers transparency, quality, and efficient communications and reporting to the investment community.

2017 Proxy Statement	52

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

2016 Grants of Plan-Based Awards Table

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joel S. Marcus	3/22/2016	(1)	N/A	N/A	N/A	N/A	N/A	N/A	32,138	2,846,784
	3/22/2016	(2)	N/A	N/A	N/A	8,034	32,137	50,263	N/A	3,150,000
	3/22/2016	(3)	712,500	1,425,000	2,137,500	N/A	N/A	N/A	N/A	N/A
	3/31/2016	(4)	N/A	N/A	N/A	9,225	23,063	36,900	N/A	1,442,052
Dean A. Shigenaga	3/31/2016	(4)	N/A	N/A	N/A	2,425	6,063	9,700	N/A	379,076
	6/30/2016	(5)	N/A	N/A	N/A	N/A	N/A	N/A	36,000	3,726,720
Thomas J. Andrews	3/31/2016	(4)	N/A	N/A	N/A	2,425	6,063	9,700	N/A	379,076
	6/30/2016	(5)	N/A	N/A	N/A	N/A	N/A	N/A	36,000	3,726,720
Peter M. Moglia	3/31/2016	(4)	N/A	N/A	N/A	2,425	6,063	9,700	N/A	379,076
	6/30/2016	(5)	N/A	N/A	N/A	N/A	N/A	N/A	30,000	3,105,600
Stephen A. Richardson	3/31/2016	(4)	N/A	N/A	N/A	2,425	6,063	9,700	N/A	379,076
	6/30/2016	(5)	N/A	N/A	N/A	N/A	N/A	N/A	33,000	3,416,160

(1)	Represents restricted stock grant related to performance in 2015 subject to time-based vesting over a three-year period.

(2)	Represents restricted stock grant related to performance in 2015 with vesting subject to performance over the three-year period ending December 31, 2018.

(3)	Represents an annual cash incentive bonus tied to achievement of predetermined corporate and individual goals. See “Structure of Cash Incentive Bonuses” on page 32 for additional information.

(4)	Represents outperformance grant. See “2016 Outperformance Program” on page 47 for additional information.

(5)	Represents restricted stock grant related to performance in 2015 subject to time-based vesting over a four-year period.

The stock awards indicated in the table above were granted under the 1997 Incentive Plan. Common stockholders of the Company, including recipients of the restricted stock awards shown above, are eligible to receive distributions as determined by our Board of Directors. See Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for information on dividends declared on common stock.

Employment Agreements

The Company has individual employment agreements with Messrs. Marcus, Shigenaga, Andrews, Moglia, and Richardson.

In early April 2015, after arm’s-length negotiations, Mr. Marcus’s 2014 Employment Agreement was amended and restated in the form of the 2015 Employment Agreement, effective as of January 1, 2015, to provide that Mr. Marcus will continue to serve as CEO until March 31, 2018, and thereafter as full-time Executive Chairman from April 1, 2018, until December 31, 2018. The 2015 Employment Agreement also provides for the double-trigger vesting of equity awards granted on or after January 1, 2015, as described below under “Potential Payments upon Termination or Change in Control–Mr. Marcus” on page 57, incorporates the objective annual incentive award individual criteria described under “Mr. Marcus’s 2016 Corporate Goals and Assessment of 2016 Corporate Performance” on page 33, and makes certain other non-substantive changes. The 2015 Employment Agreement provides for a cash incentive bonus for Mr. Marcus as described above under “Structure of Cash Incentive Bonuses” on page 32. The 2015 Employment Agreement also provides for an annual long-term incentive award in the form of restricted stock as described above under “Long-Term Incentive Awards Granted in 2016 to Mr. Marcus” on page 43. The 2015 Employment Agreement is further described below under “Potential Payments Upon Termination or Change in Control–Mr. Marcus.”

In March 2016, the Company entered into amended and restated executive employment agreements (the “2016 Executive Employment Agreements”) with Messrs. Shigenaga, Andrews, Moglia, and Richardson. The 2016 Executive Employment Agreements amend and restate in their entirety the prior employment agreements between the Company and each of Messrs. Shigenaga, Andrews, Moglia, and Richardson, which were effective as of January 1, 2011, January 1, 2011, January 1, 2011, and October 25, 2011, respectively (the “Prior Executive Employment Agreements”). As a result of the 2016 Executive Employment Agreements, under the 2016 Executive Employment Agreements, equity awards granted to Messrs. Shigenaga, Andrews, Moglia, and Richardson on or after January 1, 2016, do not automatically become fully vested (and exercisable, if applicable) upon a change in control of the Company, but rather only, if upon or within two years of such change in control, the Company terminates the individual’s employment without cause or the individual terminates his employment for good reason. The prior Executive Employment Agreements and the 2016 Executive Employment Agreement for Messrs. Shigenaga,

2017 Proxy Statement	53

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Andrews, Moglia, and Richardson provide for at-will employment, a base salary to be increased annually by no less than a cost-of-living adjustment based on the consumer price index for each officer’s residence location, and eligibility to receive discretionary cash incentive bonuses and periodic equity awards. For details of the 2015 base salaries of Messrs. Shigenaga, Andrews, Moglia, and Richardson, see “Summary Compensation Table” on page 51.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows unvested stock awards assuming a market value of $111.13 per share (the closing market price of the Common Stock on December 31, 2016).

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Joel S. Marcus	272,928	30,330,489
Dean A. Shigenaga	80,450	8,940,409
Thomas J. Andrews	79,450	8,829,279
Peter M. Moglia	67,950	7,551,284
Stephen A. Richardson	73,200	8,134,716

(1)	Represents restricted stock awards granted pursuant to the 1997 Incentive Plan, which are scheduled to vest in the years shown below:

Shares scheduled to vest during the year ended December 31,	Joel S. Marcus	Dean A. Shigenaga	Thomas J. Andrews	Peter M. Moglia	Stephen A. Richardson
2017	167,466	27,250	26,250	22,250	23,750
2018	65,883	17,250	17,250	14,250	15,750
2019	39,579	26,950	26,950	23,950	25,450
2020	—	9,000	9,000	7,500	8,250
Total shares that have not vested	272,928	80,450	79,450	67,950	73,200

2016 Option Exercises(1) and Stock Vested Table

The following table sets forth certain information regarding vesting of restricted stock awards during 2016 for the NEOs.

	Stock Awards (2)

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Joel S. Marcus	41,833	4,055,730
Dean A. Shigenaga	26,583	2,907,768
Thomas J. Andrews	25,250	2,762,778
Peter M. Moglia	19,750	2,161,573
Stephen A. Richardson	21,333	2,335,240

(1)	We have not issued any options since 2002, no options were exercised since 2012, and no options were outstanding as of December 31, 2016.

(2)	Represents restricted stock awards granted pursuant to the 1997 Incentive Plan.

(3)	The “value realized on vesting” represents the number of shares of stock that vested multiplied by the market price of the common stock on the vesting date.

2017 Proxy Statement	54

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

Pension Benefits Table

The following table discloses the years of credited service of, the actuarial present value of the accumulated benefits for, and payments during the last fiscal year to each NEO under the Pension Plan. For a more detailed description of the Pension Plan, see “Pension Plan.”

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Joel S. Marcus	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	23	—	—
Dean A. Shigenaga	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	16	493,529	—
Thomas J. Andrews	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	17	498,558	—
Peter M. Moglia	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	19	449,623	—
Stephen A. Richardson	Alexandria Real Estate Equities, Inc. Cash Balance Pension Plan	17	500,293	—

(1)
The present value of the accumulated benefit was calculated by adding (i) the beginning of year value of the hypothetical account balance of each NEO’s account under the Pension Plan, plus (ii) the hypothetical employer contributions accrued to such accounts for the year, plus (iii) interest earned on (i) above, which is equal to the rate for 30-year U.S. Treasury securities for the first month preceding the applicable plan year (December).

2016 Nonqualified Deferred Compensation Table

The following table discloses contributions, earnings, and balances under the non qualified deferred compensation plan for each of the NEOs.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Joel S. Marcus	543,575	—	563,249	—	6,916,019
Dean A. Shigenaga	375,000	—	1,065	—	397,890
Thomas J. Andrews	—	—	1,023,863	(483,826)	2,607,343
Peter M. Moglia	—	—	—	—	—
Stephen A. Richardson	—	—	49,344	(12,577)	146,062

(1)	All contributions in this column are also included as compensation to the NEOs in the “Salary” and “Bonus” columns of the “Summary Compensation Table” on page 51 for 2016.

(2)
Aggregate earnings include above-market gains/preferential earnings and below-market losses as shown for each NEO in table under footnote 2 to the “Summary Compensation Table” above. Below-market losses are excluded from the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.” Advisory fees paid to the plan administrator have been deducted from aggregate earnings reported in this column.

(3)	The following amounts included in this column have been reported as compensation to the NEOs in the Summary Compensation Table for 2015 and 2014 as follows:

	Executive Contributions by Year ($)
Name	2015	2014
Joel S. Marcus	118,180	2,967
Dean A. Shigenaga	—	—
Thomas J. Andrews	154,119	—
Peter M. Moglia	—	—
Stephen A. Richardson	2,249	—

2017 Proxy Statement	55

COMPENSATION TABLES AND RELATED NARRATIVE (continued)

The Company has in place the DC Plan, which is an unfunded plan designed to permit compensation deferrals for a select group of the Company’s management or highly compensated employees. Eligibility to participate in the DC Plan is limited to employees of the Company who (i) qualify as accredited investors under the Securities Act of 1933, (ii) fall within a select group of management or highly compensated employees for purposes of ERISA, and (iii) meet certain other eligibility requirements.

Under the DC Plan, a participant may elect annually to defer up to 70% of the participant’s salary and up to 100% of the participant’s cash incentive bonus, provided that the minimum deferral amount of any cash incentive bonus be $10,000 and the aggregate minimum deferral amount of any salary and cash incentive bonus be $10,000. A participant must make deferral elections during an election period that is prior to the beginning of the plan year in which the related compensation is earned.

Participants’ deferral amounts under the DC Plan are credited or charged, as the case may be, with the investment performance of mutual funds and other publicly traded securities designated by the participants and certain other investments designated by the Company. The mutual funds, other publicly traded securities, and certain investments designated by the Company for the deemed investment of participants’ accounts under the DC Plan may change from time to time. Participants may change their investment selections prospectively on a daily basis by contacting the advisor associated with the DC Plan.

Except with respect to certain VIP Grandfathered Amounts (defined below), a participant may elect to receive amounts deferred under the DC Plan on a date specified by the participant or upon the termination of such participant’s service with the Company. In the event of a participant’ s termination of service, all vested amounts in the participant’s account under the DC Plan will be distributed in a lump sum upon such termination (or as soon as administratively feasible thereafter), except that the payment of any such amounts that are attributable to deferrals made on or after January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Non-Grandfathered Amounts”), will be subject to a six-month delay following such termination (other than any termination due to death or disability). In addition, if a change in control (as defined under the DC Plan) occurs prior to any such date specified by the participant for distribution or the participant’s termination of service, payment of any vested 409A Non-Grandfathered Amounts will be made in a lump sum as soon as administratively feasible following the change in control.

A participant’s account under the DC Plan may include amounts that were initially deferred under the Company’s 2000 Venture Investment Deferred Compensation Plan (the “VIP”) prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“VIP Grandfathered Amounts”). Any such vested amounts will be distributed to participants upon the occurrence of certain distribution events related to the investments designated by the Company for the deemed investment of such amounts, except that such amounts will continue to be deferred under the DC Plan if the participant made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under the DC Plan following a distribution event and the participant has not terminated employment prior to the distribution event.

With respect to amounts that are attributable to deferrals made under the DC Plan prior to January 1, 2005, as adjusted for any gains and losses credited to such amounts (“409A Grandfathered Amounts”), other than any VIP Grandfathered Amounts, a participant may elect to receive an early distribution of any such vested amounts if he or she experiences an unforeseeable emergency (as defined in the DC Plan). In addition, a participant may elect to receive an early distribution of any vested 409A Grandfathered Amounts, other than any VIP Grandfathered Amounts, credited to the participant’s account for any reason, provided that the amount distributed will be equal to 90% of the amount elected by the participant and the remaining 10% of the amount elected by the participant will be forfeited by the participant. During 2016, the Company did not contribute any amount to participants’ accounts under the DC Plan in addition to the compensation deferred by the participants.

2017 Proxy Statement	56

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

Potential Payments upon Termination or Change in Control

The discussion and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs of the Company under various termination scenarios or a change in control.

Mr. Marcus

Mr. Marcus’s 2015 Employment Agreement provides that, in the event of a termination by the Company without Cause, by Mr. Marcus for Good Reason, or on account of Mr. Marcus’s death or Permanent Disability (as such terms are defined in the 2015 Employment Agreement), Mr. Marcus will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; (iv) any deferred compensation; (v) a pro rata cash incentive bonus for the portion of the year in which the termination occurs; (vi) a severance payment equal to three times the sum of (1) Mr. Marcus’s base salary plus (2) an amount equal to the average cash incentive bonus paid to Mr. Marcus over the Company’s last three fiscal years preceding the year in which the termination of the employment agreement occurs; (vii) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus enrolls in a plan of another employer under which he is entitled to receive such benefits, and continued life insurance and long-term care coverage for the three-year period following the date of termination; (viii) continuation of the term life insurance, long-term and short-term disability coverage, and executive/premium long-term care policy the Company provides to Mr. Marcus for the three-year period following the date of termination; (ix) payment of full salary in lieu of all accrued but unused vacation; (x) outplacement services for 180 days following the date of termination; (xi) full and immediate vesting of all outstanding and unvested equity or equity-based compensation awards, the vesting of which otherwise depends only upon the passage of time; (xii) to the extent that the applicable personal, corporate, or other performance goals are ultimately satisfied, the vesting of all awards of equity or equity-based compensation, the vesting of which otherwise depends upon the satisfaction of personal, corporate or other performance criteria; (xiii) exercisability of all outstanding stock options for their full terms; (xiv) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (xv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

If Mr. Marcus is terminated by the Company for Cause, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation.

If Mr. Marcus terminates his employment other than for Good Reason, he will be entitled to receive the following: (i) any earned and unpaid base salary; (ii) any earned and unpaid cash incentive bonus; (iii) vested benefits under the Company’s employee benefit plans and reimbursable expenses; and (iv) any deferred compensation. In addition, if the termination by Mr. Marcus other than for Good Reason is on or after attainment of age 71, he will be entitled to receive the following: (i) continued participation in the Company’s medical and dental benefit plans for the three-year period following the date of termination, or, if earlier, until Mr. Marcus becomes entitled to such benefits through another employer; (ii) payment of full salary in lieu of all accrued but unused vacation; (iii) to the extent an annual restricted stock award has not been made with respect to the fiscal year prior to the fiscal year in which the termination occurs, a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs; and (iv) a fully vested grant in an amount of shares equal to the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the year prior to the year in which the termination occurs, or, if higher, the average of the sum of the time-based stock and the maximum performance-based stock (or, if applicable, other equity or equity-based awards) awarded in the second, third, and fourth fiscal years prior to the fiscal year in which the termination occurs.

2017 Proxy Statement	57

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

The 2015 Employment Agreement also provides that, upon a Change in Control (as such term is defined in the agreement) (i) any and all equity or equity-based awards granted before January 1, 2015, the vesting of which depends only upon the passage of time, will vest; (ii) any and all equity or equity-based awards granted before January 1, 2015, the vesting of which depends upon the satisfaction of performance criteria, shall vest in an amount equal to (A) the amount of the award that would have been earned if the target level of performance had been achieved, multiplied by (B) a fraction (x) the numerator of which is the number of days during the performance period on which Mr. Marcus was employed and (y) the denominator of which is the number of days in the performance period, and (iii) any and all options granted before January 1, 2015, will be exercisable for their full terms. The 2015 Employment Agreement provides that accelerated vesting upon a Change in Control will not apply to an award granted on or after January 1, 2015, which is substituted in the event of a Change in Control with an alternative award in respect of stock (i) which is traded on an established U.S. securities market, (ii) which vests on the applicable regularly scheduled vesting date or dates (without regard to performance) of the pre-Change in Control award, or an earlier vesting date or dates, subject only to continued service through such date or dates other than as provided in the 2015 Employment Agreement, (iii) which provides Mr. Marcus with rights, terms, and conditions substantially equivalent to or better than those of the pre-Change in Control award, and (iv) which is the economic equivalent of the pre-Change in Control award, all as further described in the 2015 Employment Agreement. Any such alternative awards will be subject following a Change in Control to the provision of the 2015 Employment Agreement generally applicable upon a termination of employment, i.e., double-trigger vesting upon a severance-qualifying termination.

The 2015 Employment Agreement provides that if payments provided to Mr. Marcus under the 2015 Employment Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then Mr. Marcus is entitled to receive (i) an amount limited so that no portion thereof shall be subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable under the employment agreement reduced by the excise tax imposed by Section 4999 of the Code is greater than the Limited Amount, the amount otherwise payable under the employment agreement.

Other Named Executive Officers

The Prior Executive Employment Agreements and the 2016 Executive Employment Agreements of Messrs. Shigenaga, Andrews, Moglia, and Richardson provide that if their employment is terminated for any reason (including termination by the Company for Cause (as defined in the agreement) or resignation by the executive), they will be entitled to receive all accrued and unused vacation, unpaid base salary, and unpaid cash incentive bonus earned through their last day of employment. If the agreement terminates upon the executive’s death or Disability (as defined in the agreement), the Company shall provide the executive (or his beneficiaries or estate, as the case may be) with the following benefits in addition to the payments described in the preceding sentence: (i) a severance payment equal to one year of base salary; (ii) accelerated vesting of any unvested equity awards previously granted to the executive; and (iii) a cash incentive bonus equal to the cash incentive bonus amount they earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination).

The Prior Executive Employment Agreements and the 2016 Executive Employment Agreements of Messrs. Shigenaga, Andrews, Moglia, and Richardson provide that if the Company terminates the executive’s employment without Cause or the executive resigns for Good Reason (as defined in the applicable agreement) not in connection with a Change in Control (as defined in the agreement), the executive is entitled to receive severance generally equal to one year of base salary and a cash incentive bonus equal to the cash incentive bonus the executive earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). These agreements further provide that if, upon or within two years following a Change in Control, the Company terminates the agreement without Cause or the executive terminates the agreement for Good Reason, the executive is entitled to receive severance generally equal to a multiple of the sum of one year of his base salary plus the cash incentive bonus amount he earned for the previous year (or the year prior to the previous year if the cash incentive bonus for the previous year has not been determined prior to termination). The multiple for Messrs. Shigenaga, Andrews, and Richardson is 2.0x and the multiple for Mr. Moglia is 1.5x. In any of the foregoing cases, all of the executive’s unvested shares of restricted stock in the Company will vest on the last day of employment and the executive will receive a prorated grant of fully vested stock based on the Company’s grant to him for the prior year and the number of days employed in the year of termination and an additional grant of restricted stock (on a fully vested basis) equal to the higher of the number of shares of restricted stock that the Company had determined to grant to the executive for the prior year, but had not yet granted as of termination, or the average number of shares of restricted stock granted to the executive for the second, third, and fourth years prior to the year in which the executive’s employment terminates. Notwithstanding anything to the contrary above, upon a Change in Control, any outstanding equity awards held by Messrs. Shigenaga, Andrews, Moglia, and Richardson that were granted prior to January 1, 2016 will become fully vested. As a result of the 2016 Executive Employment Agreements, any outstanding equity awards held by Messrs. Shigenaga, Andrews, Moglia, and Richardson that were granted on or after January 1, 2016, do not automatically become fully vested (and exercisable, if applicable) upon a change of control of the Company, but rather only, if upon or within two years of such change in control, the Company terminates the individual’s employment without cause or the individual terminates his employment for good reason.

2017 Proxy Statement	58

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL (continued)

The Prior Executive Employment Agreements and the 2016 Executive Employment Agreements of Messrs. Shigenaga, Andrews, Moglia, and Richardson also provide that if the Company terminates the executive’s employment without Cause, or the executive terminates their employment for Good Reason, the Company will pay the applicable premiums for the executive’s continued coverage under the Company’s health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 12 months after his last day of employment with the Company, or a taxable payment calculated such that the after-tax amount of the payment would be equal to the applicable COBRA health insurance premiums if the Company determines that it cannot pay COBRA premiums without a substantial risk of violating applicable law.

The table below reflects the amount of compensation and benefits payable to Mr. Marcus under the 2015 Employment Agreement and to each other NEO under his respective employment agreement, in each case pursuant to the 1997 Incentive Plan in the event of each scenario listed in the table below. The amounts shown in the table below assume that the termination was effective as of December 31, 2016. The table does not include the pension benefits or nonqualified deferred compensation that would be paid to the NEO, which are set forth in the “Pension Benefits Table” and “2016 Nonqualified Deferred Compensation Table” above. In addition, the table does not include the value of vested restricted stock as of December 31, 2016. Because the payments to be made to the NEO depend on several factors, the actual amounts to be paid out upon the NEO’s termination of employment can be determined only at the time of his separation from the Company.

Name of Executive Cause of Termination	Cash Severance Payment ($)	Pro-Rata Bonus ($)	Restricted Stock Grants ($)	Acceleration of Equity Awards ($) (1)		Continued Participation in Medical & Dental Benefit Plans ($)	Accrued Vacation ($)	Total ($)
Joel S. Marcus
Without Cause/for Good Reason (CEO)	8,191,484	2,005,359	11,221,796	23,785,265		639,468	219,231	46,062,603
Death or Disability	8,191,484	2,005,359	11,221,796	23,785,265		639,468	219,231	46,062,603
Change in Control	—	—	—	4,898,277	(2)	—	—	4,898,277
For Cause/other than Good Reason	—	—	—	—		—	219,231	219,231

Dean A. Shigenaga
Without Cause/for Good Reason (CIC)	3,020,000	—	3,094,080	8,940,409		35,299	55,021	15,144,809
Without Cause/for Good Reason (no CIC)	1,510,000	—	3,094,080	8,940,409		35,299	55,021	13,634,809
Death or Disability	1,510,000	—	3,094,080	8,940,409		35,299	55,021	13,634,809
Change in Control	—	—	—	4,131,258	(2)	—	—	4,131,258
For Cause/other than Good Reason	—	—	—	—		—	55,021	55,021

Thomas J. Andrews
Without Cause/for Good Reason (CIC)	2,490,000	—	3,094,080	8,829,279		40,217	23,227	14,476,803
Without Cause/for Good Reason (no CIC)	1,245,000	—	3,094,080	8,829,279		40,217	23,227	13,231,803
Death or Disability	1,245,000	—	3,094,080	8,829,279		40,217	23,227	13,231,803
Change in Control	—	—	—	4,020,128	(2)	—	—	4,020,128
For Cause/other than Good Reason	—	—	—	—		—	23,227	23,227

Peter M. Moglia
Without Cause/for Good Reason (CIC)	1,642,500	—	2,531,520	7,551,284		32,097	69,110	11,826,511
Without Cause/for Good Reason (no CIC)	1,095,000	—	2,531,520	7,551,284		32,097	69,110	11,279,011
Death or Disability	1,095,000	—	2,531,520	7,551,284		32,097	69,110	11,279,011
Change in Control	—	—	—	3,408,913	(2)	—	—	3,408,913
For Cause/other than Good Reason	—	—	—	—		—	69,110	69,110

Stephen A. Richardson
Without Cause/for Good Reason (CIC)	2,410,000	—	2,812,800	8,134,716		32,238	8,948	13,398,702
Without Cause/for Good Reason (no CIC)	1,205,000	—	2,812,800	8,134,716		32,238	8,948	12,193,702
Death or Disability	1,205,000	—	2,812,800	8,134,716		32,238	8,948	12,193,702
Change in Control	—	—	—	3,658,955	(2)	—	—	3,658,955
For Cause/other than Good Reason	—	—	—	—		—	8,948	8,948

(1)
Represents the value of unvested restricted stock awards based on the closing market price of the common stock of $111.13 per share on December 31, 2016, that would vest on an accelerated basis upon the occurrence of certain events. Includes acceleration of vesting for performance-based awards assuming target performance was achieved on the assumed date of termination on December 31, 2016. As of December 31, 2016, none of the executives held stock options.

(2)
Mr. Marcus’s 2015 Employment Agreement provides for the double-trigger vesting of equity awards granted on or after January 1, 2015, as described above under “Potential Payments upon Termination or Change in Control–Mr. Marcus.” The 2016 Executive Employment Agreements provide for the double-trigger vesting of equity awards granted to Messrs. Shigenaga, Andrews, Moglia, and Richardson on or after January 1, 2016, as described above under “Potential Payments upon Termination or Change in Control–Other Named Executive Officers.”

2017 Proxy Statement	59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (continued)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of common stock as of March 15, 2017, by (i) each of the Company’s directors, (ii) each of the Company’s executive officers, (iii) all directors and executive officers as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company’s directors, NEOs, and principal stockholders. Except as otherwise indicated, the Company believes, based on such information, that the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)

Named Executive Officers and Directors	Number	Percent
Joel S. Marcus (3)	717,119	*
Dean A. Shigenaga	145,299	*
Thomas J. Andrews	119,000	*
Peter M. Moglia	85,867	*
Stephen A. Richardson	107,972	*
Steven R. Hash	8,551	*
John L. Atkins, III	17,980	*
James P. Cain	3,378	*
Maria C. Freire, Ph.D.	7,638	*
Richard H. Klein	9,930	*
James H. Richardson (4)	69,050	*
Executive officers and directors as a group (11 persons)	1,371,484	1.51%
Five Percent Stockholders
The Vanguard Group, Inc. (5)	12,247,759	13.46%
BlackRock, Inc. (6)	9,305,982	10.23%
Cohen & Steers, Inc. (7)	8,548,451	9.40%
Stichting Pensioenfonds ABP (8)	4,517,155	4.97%

*	less than 1%.

(1)	Unless otherwise indicated, the business address of each beneficial owner is c/o Alexandria Real Estate Equities, Inc., 385 East. Colorado Boulevard, Suite 299, Pasadena, California 91101.

(2)
Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 15, 2017. Percentage ownership is based on 90,972,950 shares of common stock outstanding on March 15, 2017.

(3)	All shares are held by the Joel and Barbara Marcus Family Trust, of which Mr. Marcus is the trustee.

(4)
Includes 69,050 shares held by James Harold Richardson IV and Kimberly Paulson Richardson, trustees, or their successors in interest, of the Richardson Family Trust dated June 27, 1991, as may be amended and restated, of which Mr. Richardson is a trustee.

(5)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2017, by the Vanguard Group, Inc. (“Vanguard”). Address: 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to the Schedule 13G/A, Vanguard has sole and shared voting power over 169,452 and 98,669 shares, respectively. Vanguard has sole and shared dispositive power over 12,085,291 and 162,468 shares, respectively. The Vanguard Specialized Funds–Vanguard REIT Index Fund (the “Vanguard REIT Index Fund”) also filed a Schedule 13G/A with the Securities and Exchange Commission on February 13, 2017, reporting beneficial ownership of 5,916,138 shares and sole voting power over those shares. According to the Schedule 13G/A filed by the Vanguard REIT Index Fund, the address of Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has confirmed that the 5,916,138 shares reported as beneficially owned by the Vanguard REIT Index Fund as of December 31, 2016, in its Schedule 13G/A are included in the 12,247,759 shares reported as beneficially owned by Vanguard in its Schedule 13G/A.

(6)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 12, 2017, by BlackRock, Inc. Address: 55 East 52nd Street, New York, New York 10022. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 8,769,223 shares and sole dispositive power over 9,305,982 shares.

(7)
Derived solely from information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2017, by Cohen & Steers, Inc. Address: 280 Park Avenue 10th Floor, New York, New York 10017. According to the Schedule 13G/A, Cohen & Steers, Inc. has sole voting power over 4,532,890 shares and sole dispositive power over 8,548,451 shares.

(8)
Derived solely from information contained in the latest Schedule 13G filed by Stichting Pensioenfonds ABP with the Securities and Exchange Commission on January 11, 2017, and a Schedule 13G filed by APG Asset Management US Inc. with the Securities and Exchange Commission on January 11, 2017. The address of APG Asset Management US Inc. is 666 Third Avenue, Second Floor, New York, New York 10017. The Schedule 13G filed by Stichting Pensioenfonds ABP states that Stichting Pensioenfonds ABP has sole voting and dispositive power over 4,517,155 shares. The Schedule 13G filed by APG Asset Management US Inc. states that each of APG Asset Management US Inc., APG Group, and APG All Pensions Group NV has sole voting and dispositive power over all such shares.

2017 Proxy Statement	60

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and beneficial owners of more than 10% of any class of equity securities of the Company to file reports of that ownership, and changes in that ownership, with the Securities and Exchange Commission, the New York Stock Exchange, and the Company. Based solely on the Company’s review of copies of such forms received by it and written representations from certain reporting persons, the Company believes that all such Securities and Exchange Commission filing requirements were timely met.

2017 Proxy Statement	61

PROPOSAL 3 — NON-BINDING, ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTES

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, on the frequency of future non-binding, advisory stockholder votes on the compensation of our named executive officers as disclosed, in accordance with the Securities and Exchange Commission’s compensation disclosure rules. By voting on this proposal, stockholders may indicate whether they prefer that we conduct future non-binding, advisory stockholder votes on executive compensation every one, two, or three years. Stockholders also may abstain from voting on this proposal.

Our Board of Directors has determined that permitting our stockholders to provide direct input on our executive compensation philosophy, policies, and practices, as disclosed in the Proxy Statement, each year is in the best interests of the Company.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board of Directors, or the Compensation Committee. The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore, we look forward to hearing from our stockholders as to their preferences on the frequency of future non-binding, advisory stockholder votes on executive compensation. The Board of Directors will take into account the outcome of the vote when considering the frequency of future non-binding, advisory stockholder votes on the compensation of our NEOs. The Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on the compensation of our named executive officers more or less frequently than the frequency receiving the most votes cast by our stockholders.

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years, or may abstain when voting. Stockholders are voting to indicate their recommendation among these frequency options. In order for any of the three alternative frequencies to be approved, it must receive a majority of the votes cast on this proposal. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option recommended by the stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining from voting).

The Board of Directors unanimously recommends that you vote under Proposal 3 FOR “one year” as the preferred frequency of future non-binding, advisory stockholder votes on the compensation of our named executive officers.

2017 Proxy Statement	62

PROPOSAL 4 — APPROVAL OF THE AMENDMENT OF CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has unanimously adopted and declared advisable a proposal to amend Article VI, Section 6.1 of the charter of the Company (as currently in effect, the “Charter”) to increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares and to make a corresponding increase in the dollar amount of the aggregate par value of all our authorized shares of stock having par value.

If this amendment is approved by the stockholders, Article VI, Section 6.1 of the Charter will be amended to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares, and correspondingly to increase the aggregate par value of authorized shares of stock having par value by $1,000,000, based on the $0.01 par value of our common stock.

If this Proposal 4 is approved by our stockholders, Articles of Amendment incorporating the amendment described above (the “Articles of Amendment”) will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”), and the amendment to Article VI, Section 6.1 of the Charter described above will be effective upon the acceptance for record of the Articles of Amendment by the SDAT.

The description below summarizes the purpose and potential risks of the proposed amendment to our Charter.

Increase in Authorized Common Stock

Background

Article VI, Section 6.1 of the Charter authorizes the Company to issue 100,000,000 shares of common stock. This authorization was established when the current Charter was adopted in May 1997 in connection with the Company’s initial public offering, and has never been increased. As of the close of business on March 31, 2017, the record date, there were 91,073,397 shares of common stock issued and outstanding. In addition, as of such date, substantially all of our remaining unissued authorized shares were allocated for potential future issuance under existing agreements and programs.

The Board therefore recommends that Article VI, Section 6.1 of the Charter be amended to increase the number of shares of common stock that we are authorized to issue from 100,000,000 to 200,000,000 shares and to make a corresponding change to Article VI, Section 6.1 to increase the dollar amount of the aggregate par value of all of our authorized stock having par value.

Purpose of Amendment

Since its inception, the Company has issued common stock primarily in underwritten public offerings and, in recent years, through its ATM common stock offering program. The proceeds of these issuances have been used to fund property acquisitions and development activity, reduce amounts outstanding under our existing credit facilities, for working capital and for general corporate purposes. The Company has also issued shares of common stock (in the form of restricted stock) under the Amended and Restated 1997 Stock Award and Incentive Plan to compensate officers, employees, consultants and directors for the Company’s performance and to attract, retain and motivate top management talent. The Board believes that the availability of additional shares is essential for the Company to successfully pursue its investment strategy. It will also enhance the Company’s flexibility in connection with general corporate purposes, such as equity offerings and acquisitions.

Although there are no present agreements, plans, arrangements, commitments or understandings with respect to the issuance of additional shares of common stock, the newly authorized shares of common stock could be issued at such times and for such corporate purposes as our Board of Directors may deem advisable without further action by our stockholders, except as may be required by Maryland law or by the rules of the New York Stock Exchange or any other stock exchange or national securities association trading system on which our common stock may be listed or traded. In this regard, stockholder approval of equity compensation plans would be required for new equity compensation plans or to increase the number of shares of common stock available under existing equity compensation plans, and various rules of the SEC and the Internal Revenue Service would make stockholder approval of such an arrangement very desirable in many cases. Subject to such stockholder approvals, the Board could authorize the issuance of these shares of common stock for any corporate purpose that the Board deems advisable, which may include capital-raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation and incentive plans, employee stock plans and savings plans, and acquisitions of individual properties or portfolios of multiple properties.

Capital-raising is an essential part of the Company’s investment strategy. If the Company is unable to issue additional shares of common stock, or securities convertible into common stock, (1) it may have difficulty raising funds to complete future investments or meet obligations and commitments as they mature (depending on its access to other sources of capital), and/or

2017 Proxy Statement	63

(2) it may be forced to limit future investments or alter its capitalization structure and increase leverage in order to finance future investments and obligations. These adjustments to the Company’s investment strategy may limit the Company’s ability to generate earnings growth and increase stockholder value. Therefore, the Board of Directors has determined it advisable and in the best interests of the Company to amend the Charter to increase the authorized number of shares of common stock.

Potential Risks of the Amendment

The additional authorized shares of common stock, if any when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The Company’s stockholders do not have preemptive rights with respect to common stock issuances. Accordingly, any issuance of additional shares of common stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of our common stock. The authorization and subsequent issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, FFO per share and on the equity and voting power of existing holders of our common stock. The Board of Directors recognizes the potential dilutive impact issuing additional shares will have on the outstanding shares and believes that the proposed increase in the authorized shares of common stock strikes an appropriate balance between advancing its investment strategy and minimizing dilution.

The availability for issuance of additional shares of common stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company. For example, by increasing the number of outstanding shares, the interest of the party attempting to gain control of the Company could be diluted. Also, the additional shares could be used to render more difficult a merger or similar transaction. The Board of Directors is not aware of any attempt, or contemplated attempt, to obtain control of the Company. The proposed increase in the number of authorized shares of common stock is not being presented with the intent that it be used to prevent or discourage an attempt to obtain control of the Company. However, nothing would prevent the Board of Directors from taking any appropriate actions consistent with what the Board of Directors determines is in the best interests of the Company. Further, in order to protect the Company’s status as a real estate investment trust, the Company’s Charter provides that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% in value of the Company’s outstanding capital stock by such person (unless an exemption is granted to such person by the Board). Consequently, the approval of the proposed amendment should have little incremental effect in discouraging unsolicited takeover attempts.

If this proposed amendment is approved, all or any of the authorized shares of common stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all current stockholders would reduce current stockholders’ proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

No Dissenters' Rights
Under Maryland law, stockholders are not entitled to dissenters' rights of appraisal with respect to this proposal.

Required Vote and Board of Directors’ Recommendation for Proposal 4

The affirmative vote of a majority of the votes entitled to be cast on the proposal is required for approval of Proposal 4. The Board of Directors believes that approval of Proposal 4 is in the Company’s best interests for the reasons stated above.

The Board of Directors unanimously recommends a vote FOR Proposal 4.

2017 Proxy Statement	64

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to be the Company’s independent registered public accountants for the year ending December 31, 2017. Ernst & Young LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Ernst & Young LLP, the Audit Committee carefully considered Ernst & Young LLP’s qualifications, including the firm’s performance as independent registered public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Ernst & Young LLP’s provision of non-audit services to the Company was compatible with that firm’s independence from the Company.

Stockholders will be asked at the annual meeting to vote upon the ratification of the appointment of Ernst & Young LLP. If the stockholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the 2017 fiscal year if it concludes that such a change would be in the best interests of the Company. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Ernst & Young LLP.

Fees Billed by Independent Registered Public Accountants

The Securities and Exchange Commission requires disclosure of the fees billed by the Company’s independent registered public accountants for certain services. All audit and non-audit services were preapproved by the Audit Committee. The following table sets forth the aggregate fees billed by Ernst & Young LLP during the fiscal years ended December 31, 2016 and 2015:

Description	2016	2015
Audit Fees	$1,242,000	$1,131,000
Audit-Related Fees	—	—
Tax Fees	1,297,984	971,000
All Other Fees	3,000	3,000
Total	$2,542,984	$2,105,000

Audit fees include amounts billed to the Company related to the audit of the Company’s consolidated financial statements, the review of the Company’s quarterly financial statements, and other services provided in connection with statutory and regulatory filings. Audit-related fees for 2016 include fees for 2016 related to our (i) issuance of long-term unsecured senior notes payable aggregating $350 million, (ii) sales of common stock under ATM common stock program, and (iii) sales of common stock under forward equity sales agreements; and for 2015 related to our issuance of long-term unsecured senior notes payable aggregating $300 million. Tax fees in 2016 and 2015 represent tax return preparation and compliance services. All other fees include amounts billed to the Company related to the fees for Ernst & Young LLP’s on line technical research database tools.

Audit Committee Preapproval Policy

The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Ernst & Young LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its preapproval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the matter at the annual meeting will be required to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017.

The Board of Directors unanimously recommends a vote FOR Proposal 5.

2017 Proxy Statement	65

OTHER INFORMATION

Annual Report on Form 10-K and Financial Statements and Committee and Corporate Governance Materials of the Company

Copies of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016, including the Company’s consolidated financial statements and schedules, will be mailed to interested stockholders, without charge, upon written request. Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, will be provided upon written request and payment to the Company for the cost of preparing and distributing those materials. Written requests should be sent to Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101, Attention: Investor Relations. The current charters of the Board of Directors’ Audit, Compensation, and Nominating & Governance Committees, along with the Company’s Corporate Governance Guidelines and Business Integrity Policy and Procedures for Reporting Non-Compliance (“Business Integrity Policy”), are available on the Company’s website at www.are.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on Tuesday, May 9, 2017

The Notice of Annual Meeting of Stockholders and Proxy Statement, the form of proxy card, the Company’s 2016 Annual Report to Stockholders, and directions on how to attend the annual meeting and vote in person or by proxy are available at www.are.com/proxy.

Corporate Governance Guidelines and Code of Ethics

The Company’s Corporate Governance Guidelines, which include, among other matters, guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director and executive officer stock ownership guidelines, are posted on the Company’s website at www.are.com. As described above under “Director Independence,” on page 13 the Board of Directors has determined that the following five directors satisfy the independence requirements of the New York Stock Exchange listing standards: Messrs. Hash, Atkins, Ambassador Cain, Dr. Freire, and Mr. Klein.

The Company has adopted a Business Integrity Policy that applies to all directors, officers, and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission rules and New York Stock Exchange listing standards requiring a code of ethics for a company’s directors, officers, and employees. A copy of the Company’s Business Integrity Policy is posted on the Company’s website at www.are.com. The Company intends to report any amendments to, or waivers from, the policy that applies to its Chief Executive Officer and its Chief Financial Officer by posting such information on its corporate website in accordance with applicable rules of the Securities and Exchange Commission and listing standards of the New York Stock Exchange.

Stockholder Proposals for the Company’s 2018 Annual Meeting

Stockholder proposals that are intended to be presented at the Company’s 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than December 8, 2017, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Stockholder proposals and stockholder nominations for election to the Board of Directors that are intended to be presented at the Company’s 2018 Annual Meeting of Stockholders pursuant to the Company’s current Bylaws, must comply with the advance notice and other requirements set forth in the Company’s Bylaws to be eligible to be presented at an annual meeting. These requirements currently include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the 2018 Annual Meeting of Stockholders is advanced or delayed more than 30 days from the first anniversary of the date of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of this year’s Proxy Statement (or between November 8, 2017, and 5:00 p.m., Pacific Time, on December 8, 2017, based on the date of this year’s Proxy Statement of April 7, 2017).

2017 Proxy Statement	66

OTHER INFORMATION (continued)

Communicating with the Board

The Board of Directors has designated Steven R. Hash, the Lead Director of the Board of Directors, as the contact person for communications between the Company’s stockholders and other interested parties, on the one hand, and the Board of Directors or the independent directors as a group, on the other hand. Stockholders and other parties interested in communicating with the Board of Directors or with the independent directors of the Company may do so by writing to Steven R. Hash, Alexandria Real Estate Equities, Inc., 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101.

Other Information

Proxy authorizations submitted via telephone or the Internet must be received by 11:59 p.m. (Eastern Daylight Time) on May 8, 2017. To authorize a proxy via telephone or the Internet, please read the instructions on the enclosed proxy card. Costs associated with electronic access, such as from access providers or telephone companies, will be borne by the stockholder. Submission of a proxy, or a failure to submit a proxy by the above deadline, will not prevent you from voting in person at the 2017 Annual Meeting so long as you are a record holder of shares of common stock or bring a “legal proxy” with you for shares owned beneficially by you in street name through a broker or other nominee.

Other Matters

The Board of Directors does not know of any other matter that will be brought before the annual meeting. However, if any other matter properly comes before the annual meeting, or any adjournments or postponements thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named in the proxy cards.

By Order of the Board of Directors

Jennifer J. Banks Secretary
Pasadena, California
April 7, 2017

2017 Proxy Statement	67

[ THIS PAGE INTENTIONALLY LEFT BLANK ]

2017 Proxy Statement	68

ANNUAL MEETING OF STOCKHOLDERS OF

ALEXANDRIA REAL ESTATE EQUITIES, INC.

May 9, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730403030000000100 3 050917

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee for whom you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. To cast a non-binding, advisory vote on a resolution to approve the compensation of the Company's named executive officers, as more particularly described in the accompanying proxy statement. FOR ☐ AGAINST ☐ ABSTAIN ☐

3. To cast a non-binding, advisory vote on the frequency of future non-binding advisory stockholder votes on the compensation of the Company's named executive officers, as more particularly defined in the accompanying proxy statement. 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN ☐

4. To vote to approve an amendment of the Company's charter to increase the number of shares of common stock that the Company is authorized to issue from 100,000,000 to 200,000,000 shares, as more particularly described in the accompanying proxy statement. FOR ☐ AGAINST ☐ ABSTAIN ☐

5. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2017, as more particularly described in the accompanying proxy statement. FOR ☐ AGAINST ☐ ABSTAIN ☐

6. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof in the discretion of the Proxy holder.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR, "FOR" PROPOSALS 2, 4 AND 5, AND FOR "1 YEAR" ON PROPOSAL 3. IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE INSTRUCTIONS MADE BY THE UNDERSIGNED AND, IF NO INSTRUCTION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2, 4 AND 5, AND FOR "1 YEAR" ON PROPOSAL 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on the records of the Company and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign the full name of the entity by duly authorized officer, giving full title as such under signatures(s). If signer is a partnership, please sign in partnership name by authorized person.

[ THIS PAGE INTENTIONALLY LEFT BLANK ]

ALEXANDRIA®

Building the Future of Life-Changing Innovation™